            Execution Form                             EXHIBIT 10.1

================================================================================


                                CREDIT AGREEMENT

                          dated as of January 30, 1998

                                  by and among

                    SPECIALTY TRANSPORTATION SERVICES, INC.,

                                  as Borrower,

                 THE LENDERS PARTIES HERETO FROM TIME TO TIME,

                                      and

                               MELLON BANK, N.A.,

                                    as Agent



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
                               TABLE OF CONTENTS

SECTION          TITLE                                                                                               PAGE
ARTICLE I        DEFINITIONS; CONSTRUCTION          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

    1.01         Certain Definitions        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.02         Construction       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.03         Accounting Principles      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II       THE LOANS          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

    2.01         Revolving Credit Loans     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    2.02         Term Loan          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.03         Making of Loans    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.04         Interest Rates     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.05         Conversion or Renewal of Interest Rate Options       . . . . . . . . . . . . . . . . . . . . . . . . . 6
    2.06         Prepayments Generally      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    2.07         Optional Prepayments       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    2.08         Mandatory Prepayments and Mandatory Reductions of Committed Amounts            . . . . . . . . . . . . 8
    2.09         Interest Payment Dates     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    2.10         Pro Rata Treatment; Payments Generally       . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    2.11         Additional Compensation in Certain Circumstances     . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.12         Taxes      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    2.13         Change of Applicable Lending Office          . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.14         Borrowing Base     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III      THE LETTERS OF CREDIT      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

    3.01         Letter of Credit Subfacility

ARTICLE IV       REPRESENTATIONS AND WARRANTIES     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

    4.01         Corporate Status           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.02         Corporate Power and Authorization            . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.03         Execution and Binding Effect       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    4.04         Governmental Approvals and Filings           . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    4.05         Absence of Conflicts       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    4.06         Audited Financial Statements       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    4.07         Interim Financial Statements       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    4.08         Absence of Undisclosed Liabilities           . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    4.09         Absence of Material Adverse Changes          . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    4.10         Accurate and Complete Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    4.11         Projections        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.12         Solvency           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.13         Margin Regulations         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.14         Subsidiaries       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.15         Partnerships, etc.         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.16         Ownership and Control      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.17         Litigation         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.18         Regulatory Restrictions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.19         Absence of Other Conflicts         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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
    4.20         Insurance          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.21         Title to Property          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.22         Intellectual Property      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.23         Taxes      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    4.24         Employee Benefits          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    4.25         Environmental Matters      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    4.26         Labor Matters      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    4.27         Contract Matters           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    4.28         Acquisition Documents      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    4.29         Subordinated Debt Documents        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE V        CONDITIONS OF LENDING      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

    5.01         Conditions to Extensions of Credit on the Closing Date       . . . . . . . . . . . . . . . . . . . .  29
    5.02         Conditions to Extensions of Credit after the Closing Date    . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VI       AFFIRMATIVE COVENANTS      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

    6.01         Basic Reporting Requirements       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    6.02         Insurance          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    6.03         Payment of Taxes and Other Potential Charges and Priority Claims     . . . . . . . . . . . . . . . .  38
    6.04         Preservation of Corporate Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.05         Governmental Approvals and Filings           . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.06         Maintenance of Properties          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.07         Avoidance of Other Conflicts       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.08         Financial Accounting Practices     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.09         Use of Proceeds    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.10         Continuation of or Change in Business        . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.11         Consolidated Tax Return    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.12         Fiscal Year        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.13         Plan and Multiemployer Plans       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.14         Interest Rate Protection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    6.15         Appraisal of Qualified Collateral            . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    6.16         Post-Closing Matters       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VII      NEGATIVE COVENANTS         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

    7.01         Financial Covenants        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    7.02         Liens      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    7.03         Indebtedness       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    7.04         Guaranties, Indemnities, etc.      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.05         Loans, Advances and Investments    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.06         Dividends and Related Distributions          . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.07         Sale-Leasebacks    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.08         Leases     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.09         Mergers, Acquisitions, etc.        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.10         Dispositions of Properties         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.11         Subsidiaries       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.12         Dealings with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.13         Capital Expenditures       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.14         Issuance of Equity         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.15         Limitations on Modification of Certain Agreements and Instruments    . . . . . . . . . . . . . . . .  45
    7.16         Limitation on Payments and Modification of Restricted Indebtedness   . . . . . . . . . . . . . . . .  45
    7.17         Limitation on Other Restrictions on Liens, Transfers or Other Dispositions     . . . . . . . . . . .  45

    7.18         Limitation on Other Restrictions on Amendment of the Loan Documents, etc.      . . . . . . . . . . .  46

ARTICLE VIII     DEFAULTS           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

    8.01         Events of Default          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    8.02         Consequences of an Event of Default          . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    8.03         Application of Proceeds    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE IX       THE AGENT          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

    9.01         Appointment        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.02         General Nature of Agent's Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.03         Exercise of Powers         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.04         General Exculpatory Provisions     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.05         Administration by the Agent        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.06         Lender Not Relying on Agent or Other Lenders         . . . . . . . . . . . . . . . . . . . . . . . .  52
    9.07         Indemnification    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    9.08         Agent in its Individual Capacity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    9.09         Holders of Notes           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    9.10         Successor Agent    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    9.11         Additional Agents          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    9.12         Calculations       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    9.13         Funding by Agent           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    9.14         Agent's Fee        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE X        MISCELLANEOUS      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

    10.01        Holidays           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    10.02        Records    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    10.03        Amendments and Waivers     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    10.04        No Implied Waiver; Cumulative Remedies       . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    10.05        Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    10.06        Expenses;  Indemnity       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    10.07        Severability       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    10.08        Prior Understandings       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    10.09        Duration; Survival         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    10.10        Counterparts       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    10.11        Limitation on Payments     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    10.12        Set-Off    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    10.13        Sharing of Collections     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    10.14        Successors and Assigns; Participations; Assignments          . . . . . . . . . . . . . . . . . . . .  58
    10.15        Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability       . . .  60

         ANNEXES
         Annex A                           Definitions
         Annex B                           Pricing Grid

         EXHIBITS

         Exhibit A                         Form of Revolving Credit Note
         Exhibit B                         Form of Term Loan Note

         Exhibit C                         Form of Borrowing Base Certificate
         Exhibit D                         Form of Security Agreement
         Exhibit E-1                       Forms of Fee Deed of Trust
         Exhibit E-2                       Forms of Fee Mortgage
         Exhibit F-1                       Forms of Leasehold Deed of Trust
         Exhibit F-2                       Forms of Leasehold Mortgage
         Exhibit G                         Form of Compliance Certificate
         Exhibit H                         Form of Transfer Supplement

         SCHEDULES

         Schedule 4.01                     Corporate Status
         Schedule 4.04                     Governmental Approvals
         Schedule 4.05                     Absence of Conflicts
         Schedule 4.08                     Undisclosed Liabilities
         Schedule 4.17                     Litigation
         Schedule 4.19                     Absence of Other Conflicts
         Schedule 4.20                     Insurance
         Schedule 4.24                     Employee Benefits
         Schedule 4.25                     Environmental Matters
         Schedule 4.26                     Labor Matters
         Schedule 4.27                     Contract Matters
         Schedule 5.01(b)                  Security Documents
         Schedule 6.09                     Use of Proceeds
         Schedule 6.16                     Post-Closing Matters
         Schedule 7.02                     Liens
         Schedule 7.04                     Guaranty Equivalents
         Schedule 7.05                     Loans, Advances and Investments
         Schedule 7.08                     Leases
         Schedule 7.12                     Affiliate Transactions

                                CREDIT AGREEMENT

                 THIS AGREEMENT, dated as of January 30, 1998, by and among SPECIALTY TRANSPORTATION SERVICES, INC., an Illinois corporation (the "Borrower"), the lenders parties hereto from time to time (the "Lenders") and MELLON BANK, N.A., a national banking association, as agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the "Agent").

                                   RECITALS:

                 WHEREAS, the Borrower has requested the Agent and the Lenders to enter into this Agreement and extend credit as provided for herein;

                 WHEREAS, the Lenders have agreed to enter into this Agreement and extend credit to the Borrower on the terms and conditions set forth herein; and

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           DEFINITIONS; CONSTRUCTION

                 1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used herein the words and terms defined in Annex A shall have the meanings given them in Annex A, unless the context hereof otherwise clearly requires.

                 1.02. CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "out-of-pocket expenses" of a Person (and similar terms) include, but are not limited to, the fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and specifically charged under such Person's normal cost accounting system. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

                 1.03.  ACCOUNTING PRINCIPLES.

                 (a) As used herein, "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date, consistently applied from and after the Closing Date, subject to the provisions of this Section 1.03. As used herein, "Relevant Date" shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be. The Borrower will promptly notify the Agent of any proposed change in GAAP which, if enacted, could result in a material change (whether positive or negative) in the Borrower financial statements.

                 (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                 (c) If any proposed change in GAAP after the date of this Agreement would be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of Section 7.01 hereof would, in the opinion of the Borrower, likely occur upon the enactment of such proposed change which would not occur if no change in accounting principles were to take place,

                          (i) The parties agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original provisions of
         Section 7.01 after taking into account such change in GAAP; and

                          (ii) If the parties are unable to negotiate such an amendment within 60 days, the Borrower shall have the option of (A) prepaying the Loan (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment to a firm of independent certified public accountants of nationally recognized standing acceptable to the parties, which shall complete its draft of such amendment within 60 days of submission; if the Borrower and the Required Lenders cannot agree, the firm shall be selected by binding arbitration in the City of Pittsburgh, Pennsylvania in accordance with the rules then obtaining of the American Arbitration Association. If the Borrower does not exercise either such option within said period, then as used in this Agreement, "GAAP" shall continue to have the meaning set forth in subsection (a) of this Section.

                 (d) If any change in GAAP after the date of this Agreement is required to be applied to transactions or conditions then or thereafter in existence, and the Agent shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Annex A hereto or any of the covenants of the Borrower in
Section 7.01 hereof (the "Financial Provisions"), so that the intended economic effect of any of the Financial Provisions will not in fact be accomplished,

                          (i) The Agent shall notify the Borrower of such assertion, specifying the change in GAAP which is objected to, and until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Provisions; and

                          (ii) The parties shall follow the procedures set forth in paragraph (i) and the first sentence of paragraph (ii) of subsection (c) of this Section. If the parties are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrower does not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement "GAAP" shall continue to have the meaning set forth in subsection (a) of this Section, except that the specified change in GAAP which is objected to by the Agent shall not be made in applying the Financial Provisions. The parties agree that if the Borrower elects the option in clause (B) of the first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Provisions.

                 (e) All expenses of compliance with this Section 1.03 shall be paid for by the Borrower.

                                   ARTICLE II

                                   THE LOANS

                 2.01.  REVOLVING CREDIT LOANS.

                 (a) REVOLVING CREDIT COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. A Lender shall have no obligation to make any Revolving Credit Loan to the extent that such Lender's Revolving Credit Exposure at any time would exceed such Lender's Revolving Credit Committed Amount at such time. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof (which amount is $5,000,000 for Mellon Bank, N.A.), as such amount may have been reduced under Section 2.01 at such time, and subject to transfer to another Lender as provided in Section 10.14. The sum of the Credit Facility Exposures of the Lenders shall not at any time exceed the Borrowing Base at such time.

                 (b) NATURE OF CREDIT. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

                 (c) REVOLVING CREDIT NOTES. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Initial Revolving Credit Committed Amount.

                 (d) MATURITY. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

                 (e) REVOLVING CREDIT COMMITMENT FEE. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Revolving Credit Commitment Fee"), for each day from and including the date hereof to but not including the Revolving Credit Maturity Date, equal to the Revolving Credit Commitment Fee Percentage times an amount (not less than zero) equal to (i) such Lender's Revolving Credit Committed Amount on such day, minus (ii) such Lender's Revolving Credit Exposure on such day. The "Revolving Credit Commitment Fee Percentage" for any day shall mean the applicable rate per annum (based on a year of 360 days and actual days elapsed) set forth in the Pricing Grid opposite the Level in effect for such day. Such Revolving Credit Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on each Quarterly Payment Date, (y) on the date of each reduction of the Revolving Credit Committed Amounts (whether optional or mandatory) on the amount so reduced and (z) on the Revolving Credit Maturity Date.

                 (f) REDUCTION OF THE REVOLVING CREDIT COMMITTED AMOUNTS. The Borrower may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the Revolving Credit Exposures of the Lenders plus the Revolving Credit Exposures of the Lender not yet outstanding as to which notice has been given by the Borrower under Sections 2.03 and 3.01. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is an integral multiple of $500,000 not less than $500,000. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than three Business Days' notice (which notice shall be irrevocable) to such effect to the Agent. After the date specified in such notice the Revolving Credit Commitment Fee shall be calculated upon the Revolving Credit Committed Amounts as so reduced.

                 2.02.  TERM LOAN.

                 (a) TERM LOAN COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Term Loan Commitment") to make a loan (a "Term Loan") to the Borrower on the Closing Date in such principal amount as may be requested by the Borrower but not exceeding such Lender's Term Loan Committed Amount. Each Lender's "Term Loan Committed Amount" at any time shall be equal to the amount set forth as its "Term Loan Committed Amount" below its name on the signature pages hereof (which amount is $18,000,000 for Mellon Bank, N.A.), subject to transfer to another Lender as provided in Section 10.14.

                 (b) NATURE OF CREDIT. The Borrower may not reborrow amounts repaid with respect to Term Loans.

                 (c) TERM LOAN NOTE. The obligation of the Borrower to repay the unpaid principal amount of the Term Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Term Loan Notes") in substantially the form attached hereto as Exhibit B, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to the principal amount of such Lender's Term Loan.

                 (d) SCHEDULED AMORTIZATION; MATURITY. The Term Loans shall be due and payable on the dates and in the aggregate principal amounts set forth below:

                   DATE                            AGGREGATE PRINCIPAL AMOUNT
September 30, 1998                                          $643,000
December 31, 1998                                           $643,000
Each Quarterly Payment Date in the
years 1999 through 2002 (inclusive of the
Term Loan Maturity Date)                                    $643,000
Term Loan Maturity Date                                   $6,426,000


To the extent not due and payable earlier, the Term Loans shall be due and payable on the Term Loan Maturity Date.

                 2.03. MAKING OF LOANS. Whenever the Borrower desires that the Lenders make Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information:

                 (a) The date, which shall be a Business Day, on which such proposed Loans are to be made;

                 (b) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.03, and which, in the case of proposed Revolving Credit Loans, shall be an integral multiple of $500,000 not less than $500,000; provided, that such requirement with respect to an integral multiple shall not apply to Revolving Credit Loans made pursuant to Section 3.01(d)(i);

                 (c) The interest rate Option or Options selected in accordance with Section 2.04(a) and the principal amounts selected in accordance with Section 2.04(d) of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion, as the case may be, of such proposed Loans; and

                 (d) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04(c).

                 Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in
Article V has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 11:00 a.m., Pittsburgh time, in funds immediately available at such Office. The Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's Office.

                 2.04.  INTEREST RATES.

                 (a) OPTIONAL BASES OF BORROWING. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans. Each selection of an interest rate Option shall apply separately and without overlap to the Revolving Credit Loans, as a class, and the Term Loans, as a class. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Loans at any time shall not exceed six.

                 (i) BASE RATE OPTION: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day.

                 (ii) EURO-RATE OPTION: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day.

                 (b) APPLICABLE MARGINS. The "Applicable Margin" for each interest rate Option for each day shall mean the applicable percentage set forth in the Pricing Grid opposite the Level in effect for such day.

          (c) FUNDING PERIODS. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Revolving Credit Loans or the Term Loans, the Borrower shall specify one or more Funding Periods during which such Option shall apply, such Funding Periods being either one, two, three or six months ("Euro- Rate Funding Period"); provided, that:

                 (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined by the Agent (which determination shall be conclusive absent manifest error);

                 (ii) The Borrower may not select a Euro-Rate Funding Period that would, (A) in the case of the Revolving Credit Loans, end after the Revolving Credit Maturity Date, or (B) in the case of the Term Loans, end after the Term Loan Maturity Date; and

                 (iii) The Borrower shall, in selecting any Funding Period, allow for scheduled mandatory prepayments and foreseeable mandatory prepayments of the Loans.

          (d) TRANSACTIONAL AMOUNTS. Each selection of, conversion from, conversion to or renewal of an interest rate Option in respect of any Loan, and each payment or prepayment of any Loan, shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans and of the Term Loans, and the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans and of the Term Loans, respectively, shall be:

          (i)  for the Base Rate Portion, any aggregate principal amount; and

          (ii) for each Funding Segment of the Euro-Rate Portion, $500,000 or an integral multiple thereof.

                 (e)  EURO-RATE UNASCERTAINABLE; IMPRACTICABILITY.  If

                 (i) on any date on which a Euro-Rate would otherwise be set the Agent shall have determined in good faith with respect to its borrowers generally (which determination shall be conclusive absent manifest error) that:

                          (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

                          (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market; or

                          (C) the effective cost of funding a proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

                 (ii) at any time any Lender shall have determined in good faith , with respect to its borrowers generally, (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or its Euro-Rate Lending Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination (which determination shall be conclusive absent manifest error) that the circumstance giving rise to such previous determination no longer exists. If any Lender notifies the Borrower of a determination under clause (ii) of this
Section 2.04(e), the Euro-Rate Portions of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date). If at the time the Agent or a Lender makes a determination under clause (i) or (ii) of this Section 2.04(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

                 2.05.  CONVERSION OR RENEWAL OF INTEREST RATE OPTIONS.

                 (a)  CONVERSION OR RENEWAL.  Subject to the provisions of
Section 2.11(b), and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro- Rate Option as to any Funding Segment of the Euro-Rate Portion:

                 (i) At any time with respect to conversion from the Base Rate Option; or

                 (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro- Rate Option as to the Funding Segment corresponding to such expiring Funding Period.

If an Event of Default or Potential Default has occurred and is continuing at the expiration of a Funding Period, conversions from the Euro-Rate Option to the Base Rate Option shall be automatic as to the Funding Segment corresponding to such expiring Funding Period. Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                 (v) Whether such conversion or renewal is to apply to Revolving Credit Loans or Term Loans;

                 (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                 (x) The principal amounts selected in accordance with Section 2.04(d) of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                 (y) The interest rate Option or Options selected in accordance with Section 2.04(a) and the principal amounts selected in accordance with Section 2.04(d) of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

                 (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.04(c) to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                 (b) FAILURE TO CONVERT OR RENEW. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.05(a)(ii), any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

                 2.06. PREPAYMENTS GENERALLY. Whenever the Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                 (a) Whether such prepayment is to be applied to the Revolving Credit Loans or the Term Loans;

                 (b) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                 (c) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause
         (d) of this Section 2.06; and

                 (d) The principal amounts selected in accordance with Section 2.04(d) of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable; provided, that the Borrower may revoke such Standard Notice in the case of an optional prepayment. Mandatory prepayments of the Term Loans shall be applied to reduce scheduled payments of the Term Loans set forth in Section 2.02(d) in the inverse order of their scheduled maturity. Optional prepayments of the Term Loans shall be applied first to the next scheduled maturity of Term Loans as set forth in
Section 2.02(d) (so long as such scheduled maturity is with 90 days of such optional prepayment) and then to reduce scheduled payments of the Term Loans set forth in Section 2.02(d) in the inverse order of their scheduled maturity. For avoidance of doubt, scheduled amortization payment of the Term Loans are not "prepayments" as that term is used in this Section.

                 2.07. OPTIONAL PREPAYMENTS. The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.11(b)):

                 (a) At any time with respect to any part of the Base Rate Portion; or

                 (b) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 2.06.

          2.08. MANDATORY PREPAYMENTS AND MANDATORY REDUCTIONS OF THE COMMITTED AMOUNTS.

          (a) REVOLVING CREDIT COMMITTED AMOUNTS. If on any date the aggregate Revolving Credit Exposures of the Lenders exceeds the aggregate Revolving Credit Committed Amounts, the Borrower shall prepay (and, to the extent required by Section 3.01(g), provide cash collateral with respect to) the Revolving Credit Exposures in an aggregate principal amount not less than the amount of such excess. Such amount shall be applied first to the principal amount of outstanding Letter of Credit Unreimbursed Draws, then to the principal amount of outstanding Revolving Credit Loans, and the balance shall be deposited into the Letter of Credit Collateral Account. Any such prepayments of (and cash collateralization with respect to) the Revolving Credit Exposures shall be immediately due and payable on such day, without presentment, demand, protest or notice of any kind. Subject to the foregoing provision on priority of application, such prepayments shall be allocated among the Portions of the Revolving Credit Loans and among Funding Segments of the Euro-Rate Portion of the Revolving Credit Loans, as the Borrower may designate or, absent such designation, as determined by the Agent.

          (b) BORROWING BASE. If on any date any Borrowing Base Certificate is required to be furnished pursuant to Section 2.14(e), the aggregate Credit Facility Exposures of the Lenders exceeds the Borrowing Base , the Borrower shall prepay (and, to the extent required by Section 3.01(g), provide cash collateral with respect to) the Credit Facility Exposures in an aggregate principal amount not less than the amount of such excess. Such amount shall be applied first to the unpaid principal amount of outstanding Letter of Credit Unreimbursed Draws, then to the unpaid principal amount of outstanding Revolving Credit Loans, then to the unpaid principal amount of outstanding Term Loans, and the balance shall be deposited into the Letter of Credit Collateral Account. Any such prepayments of the

Term Loans shall be made in accordance with Section 2.06. Any such prepayments of (and cash collateralization with respect to) the Revolving Credit Exposures shall be made in accordance with Section 2.08(a).

          (c)  REDUCTION EVENTS.

          (i) GENERALLY. "Reduction Event" shall mean any of the events defined as such in Section 2.08(c)(ii), (iii), (iv), (v) or (vi). If a Reduction Event shall occur, an amount not less than the corresponding Reduction Event Application Amount shall be applied first, to prepayment of the unpaid principal amount of outstanding Term Loans, if any, and then the balance, if any, shall be applied to reduction of the aggregate Revolving Credit Committed Amounts; provided, that the Borrower shall not be obligated to make any application pursuant to the foregoing clause in the event that (A) such Reduction Event is under Section 2.08(c)(vi) (relating to Excess Cash
Flow) and (B) the Total Leverage Ratio is less than 3.0 at the end of the applicable fiscal quarter. Any such prepayment of the Term Loans shall be made in accordance with Section 2.06. Any such reduction of the Revolving Credit Committed Amounts shall be made in accordance with Section 2.01(f), and if such reduction causes the aggregate Revolving Credit Exposures of the Lenders to exceed the aggregate Revolving Credit Committed Amounts, the Borrower shall prepay (and, to the extent required by Section 3.01(g), provide cash collateral with respect to) such excess in accordance with Section 2.08(a), and to the extent possible, the Borrower shall make prepayment in accordance with Sections
2.06 and 3.02 not later than the effective date of such reduction so as to avoid such excess. Such prepayments of the Term Loans and reductions of the Revolving Credit Committed Amounts shall be made not later than the Reduction Event Date corresponding to such Reduction Event; provided, that

              (A) if the Reduction Event Application Amount in respect of such Reduction Event is less than $100,000, such prepayment and reduction shall not be required until the aggregate amount of all Reduction Event Application Amounts not applied are equal to at least $100,000; and

              (B) if application of this Section 2.08(c) would otherwise require prepayment of any Funding Segment of any Euro-Rate Portion on a day other than the last day of the corresponding Funding Period, then the Borrower shall not be required to make such prepayment until such last day, unless the Agent otherwise notifies the Borrower upon the instructions of the Required Lenders; provided, that (x) in no event may prepayments be deferred pursuant to this clause (B) for longer than six months, and (y) deferral of prepayments under this clause (B) shall not apply to Reduction Events described in Section 2.08(c)(vi) (relating to Excess Cash Flow).

The Borrower shall give the Agent at least three Business Days' notice of each prepayment or reduction required to be made pursuant to this Section 2.08(c), and of each event which would give rise to such a prepayment or reduction but for application of the foregoing clauses (A) or (B). For purposes of Section 2.08(c)(vi) (relating to Excess Cash Flow), such notice of prepayment or reduction shall be accompanied by a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow for such fiscal quarter.

          (ii) ASSET SALES. "Reduction Event" shall include the following (each, a "Reduction Event Asset Sale"): any sale, transfer, lease or other disposition by the Borrower of any property (including without limitation any capital stock or other equity interest held by the Borrower), but excluding sales, transfers, and other dispositions by the Borrower of property pursuant to Section 7.10, the gross cash proceeds received by the Borrower in respect of which, in the aggregate, do not exceed $100,000 in any fiscal year; provided; that any sale, transfer or other disposition of any property shall not be considered as giving rise to a Reduction Event if the Borrower notifies the Agent promptly after the receipt of the Net Proceeds thereof that such proceeds will be used by the Borrower to purchase similar property within three months after the Reduction Event, but only to the extent such proceeds are actually so used. The "Reduction Event Application Amount" corresponding to the foregoing

Reduction Event shall be 100% of the Net Proceeds thereof. The "Reduction Event Date" corresponding to the foregoing Reduction Event shall be five Business Days after the Borrower receives the Net Proceeds from such event.

          (iii) EXTRAORDINARY INSURANCE PROCEEDS. "Reduction Event" shall include the following: receipt of (i) insurance proceeds in connection with one or more related events by the Borrower under any insurance policy covering losses with respect to tangible real or personal property or improvements, or
(ii) any award or other compensation in connection with one or more related events of condemnation of property (or transfer or disposition in lieu of condemnation) of the Borrower; provided, that receipt of such proceeds, award or other compensation shall not be considered as giving rise to a Reduction Event if the Borrower notifies the Agent promptly after such receipt thereof that such proceeds, award or other compensation will be used by the Borrower to repair or replace the asset so affected within three months after the Reduction Event if such asset is personal property and within six months after the Reduction Event if such asset is real property, but only to the extent that such proceeds, award or other compensation are actually so used. The "Reduction Event Application Amount" corresponding to the foregoing Reduction Event shall be 100% of the Net Proceeds thereof. The "Reduction Event Date" corresponding to the foregoing Reduction Event shall be five Business Days after the Borrower receives the Net Proceeds from such event.

          (iv) EQUITY ISSUANCE. "Reduction Event" shall include the following: issuance of any equity securities by the Borrower. The "Reduction Event Application Amount" corresponding to the foregoing Reduction Event shall be 100% of the Net Proceeds thereof. The "Reduction Event Date" corresponding to the foregoing Reduction Event shall be five Business Days after the Borrower receives the Net Proceeds from such event.

           (v) DEBT INCURRENCE. "Reduction Event" shall include the following: incurrence of Indebtedness by the Borrower. The "Reduction Event Application Amount" corresponding to the foregoing Reduction Event shall be 100% of the Net Proceeds thereof. The "Reduction Event Date" corresponding to the foregoing Reduction Event shall be five Business Days after the Borrower receives the Net Proceeds from such event.

          (vi) EXCESS CASH FLOW. "Reduction Event" shall include the following: the Borrower having Excess Cash Flow during any fiscal quarter, commencing with and including the fiscal quarter ending June 30, 1998. The "Reduction Event Application Amount" corresponding to the foregoing Reduction Event shall be 50% of the Excess Cash Flow for such fiscal quarter. The "Reduction Event Date" corresponding to the foregoing Reduction Event shall be the earlier of (A) 5 days after the Borrower provides its financial statements for such fiscal quarter and (B) 35 days after the end of such fiscal quarter.

                 2.09. INTEREST PAYMENT DATES. Interest on the Base Rate Portion of any Loans shall be due and payable monthly in arrears on each Base Rate Payment Date. Interest on each Funding Segment of the Euro-Rate Portion of any Loans shall be due and payable on each Euro-Rate Payment Date. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

                 2.10.  PRO RATA TREATMENT; PAYMENTS GENERALLY.

                 (a) PRO RATA TREATMENT. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and Revolving Credit Commitment Fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for (i) payments of interest involving an Affected Lender as provided in Section 2.04(e), and (ii) payments to a Lender subject to a withholding deduction under Section 2.12(c). The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

                 (b) PAYMENTS GENERALLY. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any Loan Document shall be payable in Dollars at 11:00 a.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 2.12(c). Except for payments under Sections 2.11 and 10.06, such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 2.11 and 10.06 shall be made to the applicable Lender at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment or prepayment received by the Agent or such Lender after 11:00 a.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrower as promptly as practicable after receipt by the Agent.

                 (c) INTEREST ON OVERDUE AMOUNTS. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum which for each day shall be equal to the following:

                 (i) In the case of any part of the Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum (based on a year of 360 days and actual days elapsed) 2% above the then-current Euro-Rate Option (increasing, however, the Applicable Margin for such Euro-Rate Option to the applicable percentage set forth in the Pricing Grid for Level I), and
         (B) thereafter, in accordance with the following clause (ii); and

                 (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, at a rate per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) 2% above the Base Rate Option (increasing, however, the Applicable Margin for such Base Rate Option to the applicable percentage set forth in the Pricing Grid for Level I).

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                 2.11.  ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                 (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law), adopted on or after the date hereof,

                 (i) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or its Applicable Lending Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                 (ii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or its Applicable Lending Office, or applicable to the obligations of any Lender or its Applicable Lending Office under or in connection with any Loan Document, or

                 (iii) imposes upon any Lender or its Applicable Lending Office any other condition or expense with respect to any Loan Document or its making, maintenance or funding of any Loan, Letter of Credit or Letter of Credit Participating Interest,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender or its Applicable Lending Office or, in the case of clause (ii), any Person controlling a Lender, with respect to any Loan Document or the making, maintenance or funding of any Loan, Letter of Credit, or Letter of Credit Participating Interest (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on capital of such Lender, Applicable Lending Office or controlling Person's capital, taking into consideration the policies of such Lender, Applicable Lending Office or controlling Person with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount (determined in good faith by such Lender) necessary to compensate such Lender, Applicable Lending Office or controlling Person for such increase, reduction or imposition. A certificate of a Lender claiming compensation under this Section 2.11(a) and setting forth the additional amount to be paid to it and indicating in reasonable detail the computation thereof shall be conclusive absent manifest error. In making any such computation such Lender may take into account any special, supplemental or other nonrecurring items, may apply any reasonable averaging or attribution methods, and may make such computation prospectively or retrospectively. Such amount shall be due and payable by the Borrower to such Lender 10 Business Days after such certificate is given. The Borrower shall not be liable under this Section 2.11(a) to any Lender to compensate it or any controlling Person of such Lender for any cost, reduction or imposition incurred or suffered more than 90 days before receipt by the Borrower of a notice from such Lender referring to the event that gave rise to such cost, reduction or imposition.

                 (b) FUNDING BREAKAGE. In the event that for any reason (i) the Borrower fails to borrow, convert or renew any part of any Loan which would, after such borrowing, conversion or renewal, have a Euro-Rate Portion after notice requesting such borrowing, conversion or renewal has been given by the Borrower (whether such failure results from failure to satisfy applicable conditions to such borrowing, conversion or renewal or otherwise), or (ii) any part of any Funding Segment of any Euro-Rate Portion becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period, the Borrower shall indemnify each Lender on demand (following delivery by such Lender to the Borrower of the certificate referred to below) against any loss, liability, cost or expense of any kind or nature which such Lender may sustain or incur in connection with or as a result of such event. Such indemnification in any event shall include an amount equal to the excess, if any, of (x) the aggregate amount of interest which would have accrued on the amount of the Euro-Rate Portion not so borrowed, converted or renewed, or which so becomes due, or which is so paid, prepaid or converted, as the case may be, from and including the date on which such borrowing, conversion or renewal would have been made pursuant to such notice, or on which such part of such Funding Segment so becomes due, or on which such part of such Funding Segment is so paid, prepaid or converted, as the case may be, to the last day of the Funding Period applicable to such amount (or, in the case of a failure to borrow, convert or renew, the Funding Period that would have been applicable to such amount but for such failure), in each case at the applicable rate of interest for such Euro-Rate Portion provided for herein (excluding, however, the Applicable Margin included therein, if any), over (y) the aggregate amount of interest (as determined in good faith by such Lender) which would have accrued to such

Lender on such amount for such period by placing such amount on deposit for such period with leading banks in the interbank market. A certificate of a Lender claiming compensation under this Section 2.11(b) and setting forth the additional amount to be paid to it and indicating in reasonable detail the computation thereof shall be conclusive absent manifest error.

                   2.12.  TAXES.

                   (a) PAYMENTS NET OF TAXES. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for, any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, excluding (x) in the case of the Agent and each Lender, income taxes imposed on the Agent or such Lender by the United States, and income taxes and franchise taxes imposed on the Lender or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or by any political subdivision thereof, and (y) in the case of each Lender, net income taxes and franchise taxes imposed on such Lender by the jurisdiction in which the Lender's Applicable Lending Office is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any Loan Document to the Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including without limitation deductions applicable to additional sums payable under this Section 2.12) the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                   (b) OTHER TAXES. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery of, or otherwise with respect to , this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                   (c) INDEMNITY. The Borrower hereby indemnifies the Agent and each Lender for the full amount of all Taxes and Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12 paid by the Agent or such Lender and any liability (including without limitation penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 15 days after the date the Agent or such Lender makes demand therefor (which demand shall identify in reasonable detail the nature and the amount of Taxes and Other Taxes for which indemnification is being sought).

                   (d) RECEIPTS, ETC. Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

                   (e) SURVIVAL, ETC. Without prejudice to the survival of any other obligation of the Borrower under this Agreement or the other Loan Documents, the obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of all other obligations of the Borrower under this Agreement and the other Loan Documents, termination of all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents, termination of this Agreement, and all other events and circumstances whatsoever. Nothing in this Section 2.12 or otherwise in this Agreement shall require the Agent or any Lender to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

                   (f)  WITHHOLDING TAX EXEMPTION.

                   (i) PROVISION OF FORMS. Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date it becomes party to this Agreement, and from time to time thereafter if requested in writing by the Borrower or the Agent, provide the Borrower and the Agent each with an original Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying such Lender's status for purposes of determining exemption from, or reduced rate applicable to, United States withholding taxes with respect to such Lender under this Agreement and the other Loan Documents; provided, that a Lender shall not be obligated to provide any such form after the date such Lender becomes party to this Agreement if such Lender is not legally able to do so.

                 (ii) INDEMNIFICATION LIMITED IN CERTAIN CIRCUMSTANCES. The Borrower shall not be required to indemnify any Lender, or to pay any additional amounts to any Lender, in respect of United States withholding taxes (or any withholding tax imposed by a state of the United States that applies only when such United States withholding tax is imposed), pursuant to Section 2.12(a) or 2.12(c), to the extent that (A) the obligation to withhold amount with respect to United States withholding tax existed on the date such Lender became a party to this Agreement; provided, that this clause (A) shall not apply to a Lender that became a Lender as an result of an assignment made or other action taken at the request of the Borrower, or (B) the obligation to make such indemnification or to pay such additional amount would not have arisen but for a failure of such Lender to comply with the provisions of
Section 2.12(f)(i).

                 2.13. CHANGE OF APPLICABLE LENDING OFFICE. In the event that a Lender becomes an Affected Lender under Section 2.04(e), or in the event that a Lender requests compensation from the Borrower pursuant to Section 2.11(a) or 2.12, then, at the request of the Borrower, such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change will eliminate or mitigate a similar event which may thereafter accrue and is not otherwise materially disadvantageous to such Lender.

                 2.14.  BORROWING BASE.

                 (a) BORROWING BASE. The "Borrowing Base" at any time shall mean the sum, at the date of the most recent Borrowing Base Certificate required to be furnished pursuant to Section 2.14(e), of

                 (i)  90% of the Net Value of Eligible Receivables, plus

                 (ii) 80% of the Deemed Value of the New Qualified Collateral; plus

                 (iii) 100% of the Orderly Liquidation Value of the Existing Qualified Collateral; plus

                 (iv) for the 90 day period following the Closing Date, $3,500,000.

                 (b) ELIGIBLE RECEIVABLES. "Eligible Receivable" at any time shall mean all rights to payments due and to become due to the Borrower which meet each of the following requirements at such time:

                 (i) The account is not more than 90 days from the date of the invoice therefor;

                 (ii) The account arose from the performance of services by the Borrower in the ordinary course of the Borrower's business and such services have been provided to the account debtor and the Borrower has possession of, or, if reasonably requested by the Agent, has made available to the Agent for review at the Borrower's office, invoices or other evidence satisfactory to the Agent that such services have been provided;

                 (iii) The account is not subject to any prior assignment, claim, lien, or security interest, and the Borrower will not make any further assignment of the account or create any further security interest in the account, nor permit its rights in the account to be reached by attachment, levy, garnishment or other judicial process;

                 (iv) The account is not subject to set-off (other than rights of set-off) accorded account debtors generally in the Code, which rights have not been exercised or threatened by the account debtor), credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to his liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose;

                 (v) The account arose in the ordinary course of the Borrower's business and did not arise from the performance of services to a supplier, an employee or an Affiliate of the Borrower;

                 (vi) The account is not due from an account debtor from whom 50% or more of the accounts have not been paid within 90 days from the date of the invoice therefor;

                 (vii) The account does not constitute a finance charge or lease receivable;

                 (viii) The account does not arise out of contracts with the United States or any department, agency, or instrumentality of the United States, unless the Borrower has executed any instruments and taken any steps required by the Agent in order that all monies due and to become due under such contracts shall be assigned to the Agent and notice thereof given to the government under the Federal Assignment of Claims Act or any similar State or local law (in addition, with respect to any account which arose out of any State or political subdivision thereof, department, agency, or instrumentality of the State or political subdivision (a "Local Government Account"), such Local Government Account shall not constitute a Qualified Account unless the Borrower shall have executed any instruments and taken any steps required by Agent in order that all monies due and to become due under such contracts shall be assigned to the Agent and any required notice thereof given to the local government under any applicable State or local law);

                 (ix) The account does not arise with respect to an account debtor located in New Jersey or Minnesota (or any other state which enacts a similar filing requirement) if such Borrower has not filed a Notice of Business Activities Report with the New Jersey Division of Taxation or made the requisite filings with the appropriate authorities in Minnesota (or any other state), for the current year;

                 (x) No notice of bankruptcy, insolvency or material adverse change in the business or financial condition of the account debtor has been received by or is known to the Borrower; and

                 (xi) The Agent has not notified the Borrower that the Agent has determined, in its reasonable discretion, the account or account debtor is unsatisfactory.

The Agent may require, in its reasonable discretion, that certain reserves be established against certain accounts receivable from time to time or to cover other contingencies; provided, that the Agent, upon the direction of the Required Lenders, from time to time may exclude any otherwise Eligible Receivables from the class of Eligible Receivables based on determinations as to the creditworthiness of the obligor, as to the aggregate amount of receivables owing by such obligor and its affiliates at the time of determination, or as to such other and further eligibility standards as the Required Lenders may elect to impose from time to time. The Agent shall give notice to the Borrower of the terms of any such exclusion. Except as otherwise expressly stated in such notice, all such exclusions shall be continuing and cumulative, and an exclusion as to any obligor shall apply in the aggregate to all receivables of such obligor and its affiliates. The Borrower shall, not later than one Business Day after the Agent effects any such exclusion, deliver to the Agent a revised Borrowing Base Certificate reflecting the Borrowing Base as redetermined in accordance with such exclusion. The making of a Revolving Credit Loan in reliance on a Borrowing Base Certificate shall not affect the Lenders' right later to exclude any receivables in accordance with this Section 2.14(b). No Eligible Receivable excluded under this Section 2.14(b) shall be included by the Borrower in any later Borrowing Base Certificate without written permission by the Agent.

The "Net Value" of an Eligible Receivable shall be its face amount, net of any discount for prompt payment, net of any other amount representing payment of finance charges, late charges, or interest (however denominated), and net of any portion thereof which constitutes payment of sales, use or other taxes.

                 (c) NEW QUALIFIED COLLATERAL. "New Qualified Collateral" at any time shall mean the Qualified Collateral of the Borrower that has not been appraised, and has not been included in the most recent appraisal report delivered by the Borrower to the Agent, pursuant to Section 6.15 at such time.

The "Deemed Value" of any New Qualified Collateral shall mean the lesser of (a) the purchase price paid by the Borrower for such New Qualified Collateral or
(b) the fair market value (as reasonably determined by the Agent) of such New Qualified Collateral.

                 (d) EXISTING QUALIFIED COLLATERAL. "Existing Qualified Collateral" at any time shall mean the Qualified Collateral of the Borrower that has been appraised, and has been included in the most recent appraisal report delivered by the Borrower to the Agent, pursuant to Section 6.15 at such time.

The "Orderly Liquidation Value" of any Existing Qualified Collateral at any time shall mean the orderly liquidation value of such Existing Qualified Collateral set forth in the most recent appraisal report delivered by the Borrower to the Agent pursuant to Section 6.15 at such time.

                 (e) BORROWING BASE CERTIFICATES. On the Closing Date and from time to time thereafter as specified herein the Borrower shall furnish to the Agent a certificate ("Borrowing Base Certificate"), substantially in the form attached hereto as Exhibit C, appropriately completed, signed by a Responsible Officer of the Borrower and setting forth the Borrowing Base and the other information required therein. Borrowing Base Certificates shall be delivered to the Agent:

                 (i) on the same Business Day that financial statements are delivered by the Borrower to the Agent pursuant to Section 6.01(b); and

                 (ii) not later than two Business Days after request therefor by the Agent from time to time.

To the extent the Borrower is required to deliver a Borrowing Base Certificate on a particular day, the Eligible Receivables, New Qualified Collateral and Existing Qualified Collateral reflected on such Borrowing Base Certificate; the Net Values, Deemed Value and Orderly Liquidation Value applicable thereto, as the case may be; and the calculation of the Borrowing Base thereunder, shall be determined as of a day (which shall be specified in the Borrowing Base Certificate) not earlier than the Business Day before the day the Borrower is required to deliver such Borrowing Base Certificate. The Borrowing Base set forth in any such Borrowing Base Certificate shall be effective until delivery of a subsequent Borrowing Base Certificate.

                                  ARTICLE III

                             THE LETTERS OF CREDIT

                 3.01.  LETTER OF CREDIT SUBFACILITY.

                 (a)  THE LETTER OF CREDIT SUBFACILITY.

                 (i) GENERAL. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.01(c) and 3.01(d), the Issuing Bank agrees (such agreement being herein called the "Letter of Credit Commitment") to issue for the account of the Borrower letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit") at any time or from time to time on or after the date hereof. The Borrower shall not request any Letter of Credit to be issued except within the following limitations: (i) no Letter of Credit shall be issued later than 90 days before the Revolving Credit Maturity Date, (ii) no Letter of Credit shall be issued if the Agent shall have received the notice from the Required Lenders referred to in Section 3.01(b)(iii)(C), (iii) at the time any Letter of Credit is issued (and after giving effect to issuance of the requested Letter of Credit), the aggregate Revolving Credit Exposures of the Lenders shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, and (iv) on the date of issuance of any Letter of Credit (and after giving effect to such issuance) the aggregate Letter of Credit Exposure shall not exceed $3,000,000.

                 (ii) TERMS OF LETTERS OF CREDIT. The Borrower shall not request any Letter of Credit to be issued except within the following limitations: each Letter of Credit (i) shall have an expiration date no later than the earlier of (A) 12 months after the date of issuance thereof, and (B) 10 days before the Revolving Credit Maturity Date, (ii) shall be denominated in Dollars, and (iii) shall be payable only against sight drafts (and not time drafts).

                 (iii) PURPOSES OF LETTERS OF CREDIT. Each Letter of Credit shall be satisfactory in form and substance to the Issuing Bank. Each Letter of Credit shall be a trade or standby letter of credit used to support trade or financial obligations of the Borrower. The provisions of this Section 3.01(a)(iii) represent only an obligation of the Borrower to the Issuing Bank and the Lenders; the Issuing Bank shall not have any obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.01(a)(iii).

                 (iv) LETTER OF CREDIT FEE. The Borrower shall pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) the Letter of Credit Fee Rate applicable to such Letter of Credit on such day, times (z) 1/360. Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Quarterly Payment Date, and (ii) the Revolving Credit Maturity Date. The "Letter of Credit Fee Rate" applicable to a Letter of Credit on any day means 2% per annum.

                 (v) ADMINISTRATION FEES. The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

                 (b)  PROCEDURE FOR ISSUANCE AND AMENDMENT OF LETTERS OF
CREDIT.

                 (i) REQUEST FOR ISSUANCE. The Borrower may from time to time request, upon at least three Business Days' notice, the Issuing Bank to issue a Letter of Credit by (i) delivering to the Issuing Bank and the Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, and
(ii) delivering to the

Issuing Bank an application, in such form as the Issuing Bank may from time to time require (each, a "Letter of Credit Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other items as such Issuing Bank may request. If the Issuing Bank desires to issue such Letter of Credit, the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(a)(i) and 3.01(a)(ii). Unless such limitations are not satisfied, or unless the Required Lenders have given notice to the Agent to cease issuing Letters of Credit pursuant to Section 3.01(b)(iii)(C), the Agent shall notify the relevant Issuing Bank (in writing or by telephone promptly confirmed in writing) that such Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof, and if the Agent so requests shall furnish a copy thereof to the Agent.

                 (ii) EXTENSION OR INCREASE. The Borrower may from time to time request an Issuing Bank to extend the expiration date of an outstanding Letter of Credit issued by such Issuing Bank or to increase the Letter of Credit Undrawn Availability of such Letter of Credit. Such extension or increase shall for all purposes hereunder (including Sections 3.01(a), 3.01(b)(i) and 5.02) be treated as though the Borrower had requested issuance of a replacement Letter of Credit; provided, that the Issuing Bank may, if it elects, issue an amendment to the Letter of Credit providing for such an extension or increase in lieu of issuing a new Letter of Credit in substitution therefor.

                 (iii)  LIMITATIONS ON ISSUANCE, EXTENSION AND AMENDMENT.

                 (A) As between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand, the issuance or extension of any Letter of Credit (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.01(b)(ii)) is subject to the applicable conditions precedent set forth or referred to in this Section 3.01 and Articles V and VIII. In addition, each Issuing Bank shall be justified and fully protected in declining to issue or extend any Letter of Credit (including any deemed issuance) if the Issuing Bank has not received authorization to do so from the Agent as provided in Section 3.01(b)(i).

                 (B) As between each Issuing Bank, on the one hand, and the Agent and the Lenders, on the other hand, such Issuing Bank shall be justified and fully protected in issuing any Letter of Credit (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.01(b)(ii)) after receiving authorization from the Agent as provided in Section 3.01(b)(i), notwithstanding any subsequent notices to the Issuing Bank, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any applicable condition set forth or referred to in this Section 3.01 or Articles V or VIII to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatever.

                 (C) As between the Agent, on the one hand, and the Lenders, on the other hand, the Agent shall not authorize issuance of any Letter of Credit pursuant to Section 3.01(b)(i) (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.01(b)(ii)) if the Agent shall have received, at least two Business Days before authorizing such issuance, from the Required Lenders an unrevoked written notice that any applicable condition set forth or referred to in this Section 3.01 or Article V or VIII will not be satisfied and expressly requesting that the Agent direct the Issuing Banks to cease to issue Letters of Credit. Unless the Agent has received such notice or has determined that the applicable limitations set forth in Sections 3.01(a)(i) and 3.01(a)(ii) are not satisfied, the Agent shall be justified and fully protected, as against the Lenders, in authorizing the Issuing Bank to issue such Letter of Credit, notwithstanding any subsequent notices to the Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any applicable condition set forth or referred to in this Section 3.01 or
         Article V or VIII to be satisfied, any other knowledge of the Agent, or any other event, condition or circumstance whatever.

                 (iv) AMENDMENTS. The Borrower may from time to time, upon at least three Business Days' notice, request the Issuing Bank to amend, modify or supplement Letters of Credit. At the request of the Borrower, and subject to satisfaction of such conditions as the Issuing Bank may require, the Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender; provided, that any such amendment, modification or supplement that extends the expiration date or increases the Letter of Credit Undrawn Availability of an outstanding Letter of Credit shall be subject to Section 3.01(b)(ii).

                 (c)  LETTER OF CREDIT PARTICIPATING INTERESTS.

                 (i) GENERALLY. Concurrently with the issuance of each Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit or a Letter of Credit Application shall be for the sole account of the Issuing Bank. On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallocated between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is an Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

                 (ii) OBLIGATIONS ABSOLUTE. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, and its obligation to make the payments specified in Section 3.01(d), are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                 (d)  LETTER OF CREDIT DRAWINGS AND REIMBURSEMENTS.

                 (i) BORROWER'S REIMBURSEMENT OBLIGATION. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank in accordance with Section 2.10(b), on the date and in the amount of each payment made by the Issuing Bank under any Letter of Credit, upon notice (which may be by telephone) by the Issuing Bank to the Borrower of such payment, without further notice, protest or demand, all of which are hereby waived, and an action therefor shall thereupon immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Agent, for the account of the Issuing Bank, on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by the Issuing Bank until reimbursed in full (before and after judgment), in accordance with Section 2.10(c), at the rate per annum set forth in Section 2.10(c)(ii). Unless the Borrower notifies the

Agent that the Borrower intends to make immediate payment to the Agent, for the account of the Issuing Bank, in accordance with the preceding sentence, a notice of drawing by a beneficiary under a Letter of Credit shall be deemed to be a notice by the Borrower for Revolving Credit Loans under the Base Rate Option in an aggregate amount equal to the amount of such drawing.

                 (ii) PAYMENT BY LENDERS ON ACCOUNT OF UNREIMBURSED DRAWS. If an Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.01(d)(i), such Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of such Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata share of the unreimbursed portion of such payment by such Issuing Bank. If and to the extent that any Lender fails to make such payment to the Agent for the account of such Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for such Issuing Bank's own account, for each day from and including the date of such Issuing Bank's payment to and including the date of payment to the Issuing Bank (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and (y) for each day thereafter, at the rate applicable to Letter of Credit Unreimbursed Draws under Section 3.01(d)(i) for such day.

                 (iii) DISTRIBUTIONS TO PARTICIPANTS. If, at any time, after an Issuing Bank has made a Letter of Credit Unreimbursed Draw and has received from any Lender such Lender's share of such Letter of Credit Unreimbursed Draw, such Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit Unreimbursed Draw, such Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment or application.

                 (iv) RESCISSION. If any amount received by an Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by such Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or such Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or such Issuing Bank, pay over to the Agent for the account of such Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                 (v) EQUALIZATION. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the relevant Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                 (e) OBLIGATIONS ABSOLUTE. The payment obligations of the Borrower under Section 3.01(d)(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Loan Document or any documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower secured or supported by any Letter of Credit;

                 (ii) the existence of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the relevant Issuing

         Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

                 (iii) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                 (v) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

                 (f) FURTHER ASSURANCES. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by any Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder. The representations, warranties and covenants by the Borrower under, and rights and remedies of the Issuing Bank under, any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower under, and rights and remedies of the Issuing Bank and the Lenders under, this Agreement, the other Loan Documents, and applicable Law. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application, this Agreement shall prevail. The terms of this Agreement shall be deemed to be incorporated by reference into each such agreement or instrument (whether or not such agreement or instrument so states).

                 (g) CASH COLLATERAL FOR LETTERS OF CREDIT. To the extent that any provision of this Agreement or any other Loan Document requires a payment, prepayment or other application of funds to be made with respect to the Revolving Credit Loans, such provision shall be applied as follows: after payment in full of the outstanding Revolving Credit Loans (whether or not such payment would require the Borrower to pay any amount under Section 2.11(b)), and the payment in full of all outstanding Letter of Credit Unreimbursed Draws, then, to the extent of the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account, an amount equal to the remainder of the amount so required to be paid by the Borrower shall immediately be paid by the Borrower to the Agent for deposit in the Letter of Credit Collateral Account. In addition, the Borrower agrees that, without limitation of the foregoing or of any other provisions of this Agreement or the Loan Documents requiring collateral for the Letters of Credit or other Obligations in whole or in part, and without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if the Revolving Credit Loans become due and payable pursuant to
Section 8.02, the Borrower shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. The Agent shall release funds in the Letter of Credit Collateral Account to the Issuing Bank for payment of Letter of Credit Reimbursement Obligations constituting Letter of Credit Unreimbursed Draws, as and when the same become due and payable if and to the extent the Borrower fails to pay the same.

                 (h)  CERTAIN PROVISIONS RELATING TO THE ISSUING BANK.

                 (i) GENERAL. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Agent or the other Lenders under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall have no fiduciary relationship in respect of the Agent or any Lender or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or other) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                 (ii) ADMINISTRATION. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or the Agent or any Lender, such matter may be established by a certificate of the Borrower or the Agent or such Lender, as the case may be, and such Issuing Bank may conclusively rely upon such certificate.

                 (iii) INDEMNIFICATION OF ISSUING BANK BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Issuing Bank and each of its respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction secured or financed in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 The Borrower hereby represents and warrants to the Agent and each Lender as follows:

                 4.01. CORPORATE STATUS. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions listed on
Schedule 4.01(which schedule lists all jurisdictions in which the Borrower has operations or owns property) and in all other jurisdictions in which the failure to be so qualified could have a Material Adverse Effect. Schedule 4.01 states as of the date hereof the jurisdiction of incorporation of the Borrower, and the jurisdictions in which the Borrower is qualified to do business as a foreign corporation.

                 4.02. CORPORATE POWER AND AUTHORIZATION. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings.

                 4.03. EXECUTION AND BINDING EFFECT. This Agreement and each other Loan Document to which the Borrower is a party and which is executed and delivered or required to be executed and delivered on or before the date of which this representation and warranty is made, or deemed made, has been duly and validly executed and delivered by the Borrower. This Agreement and each such other Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                 4.04. GOVERNMENTAL APPROVALS AND FILINGS. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated (including but not limited to the Acquisition), performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof, for (x) filings and recordings in respect of the Liens in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations, and (y) matters set forth in Schedule 4.04. Each Governmental Action referred to in such Schedule 4.04 has been duly obtained or made, as the case may be, and is in full force and effect, and there is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Governmental Action. No Governmental Action referred to in such Schedule 4.04 requires any further act to be performed or condition to be satisfied by any Person as a condition to continued effectiveness thereof, except as set forth in such Schedule 4.04. With respect to the each of the matters set forth in such Schedule 4.04, the Agent and each Lender has received a true, correct and complete copy of such Governmental Action (including each amendment, modification or supplement thereto).

                 4.05. ABSENCE OF CONFLICTS. Neither the execution and delivery of any Loan Document, nor consummation of the transactions herein or therein contemplated (including but not limited to the Acquisition), nor performance of or compliance with the terms and conditions hereof or thereof, does or will

                 (a)  violate or conflict with any Law, or

                 (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of property of the Borrower (except for any Lien in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower under or in connection with,

                          (i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower,


                          (ii)  any agreement or instrument creating,
                 evidencing or securing any Indebtedness or Guaranty Equivalent to which the Borrower is a party or by which any of them or any of its properties (now owned or hereafter acquired) may be subject or bound, or

                          (iii)  any other agreement or instrument or
                 arrangement to which the Borrower is a party or by which any of them or any of its properties (now owned or hereafter acquired) may be subject or bound,

except, in the case of the foregoing clause (b)(iii), for (x) matters as to which a consent, waiver, amendment or agreement has been duly obtained and is in full force and effect, and (y) matters that, individually or in the aggregate, could not have a Material Adverse Effect. Schedule 4.05 sets forth each consent, waiver, amendment or agreement which has been obtained by or on behalf of the Borrower in respect of any matter which would, absent such consent, waiver, amendment or agreement, be within the scope of the foregoing clause (y), and the Agent has received a true, correct and complete copy of each such consent, waiver, amendment or agreement and of each of the underlying agreements or instruments to which it relates.

                 4.06. AUDITED FISCAL YEAR FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent balance sheets of the Target Business as of December 31, 1995 and December 31, 1996, and the related statements of income, cash flow and changes in stockholders' equity for the fiscal years then ended, as examined and reported on by Ernst & Young, LLP, independent certified public accountants retained by Investor in connection with this transaction and the Acquisition, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Target Business as of the end of each such fiscal year and the results of its operations and its cash flow for the fiscal years then ended, all in conformity with GAAP.

                 4.07. AUDITED INTERIM FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent balance sheets of the Target Business as of the end of the nine month period ending September 30, 1997, together with the related statements of income, cash flow and changes in stockholders' equity for the period then ended, as examined and reported on by Ernst & Young, LLP, independent certified public accountants retained by Investor in connection with this transaction and the Acquisition, who delivered an unqualified opinion in respect thereof ("September 1997 Financial Statements"). Such financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Target Business as of the end of the period then ended and the results of its operations and its cash flow for the period then ended, all in conformity with GAAP.

                 4.08. ABSENCE OF UNDISCLOSED LIABILITIES. The Borrower has no liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except (a) as disclosed in the financial statements referred to in Sections 4.06 and 4.07,
(b) matters that, individually or in the aggregate, could not have a Material Adverse Effect, (c) as disclosed in Schedule 4.08, and (d) liabilities, obligations, commitments and losses incurred after September 30, 1997 in the ordinary course of business and consistent with past practices.

                 4.09. ABSENCE OF MATERIAL ADVERSE CHANGES. Since September 30, 1997, there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Borrower or the Target Business.

                 4.10. ACCURATE AND COMPLETE DISCLOSURE. All information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower to the Agent or any Lender pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby (including but not limited to the Acquisition) is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Agent or such Lender, as the case may be) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. The Borrower has disclosed to the Agent and each Lender in writing every fact or circumstance known to the Borrower which has, or which could have, a Material Adverse Effect.

                 4.11. PROJECTIONS. The Borrower has furnished to the Agent and each Lender projections prepared by the Borrower demonstrating the projected financial condition and results of operations of the Borrower after giving effect to the transactions contemplated by the Loan Documents (including but not limited to the Acquisition), for the period commencing on January 1, 1998 and ending on December 31, 2007, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections were prepared on the basis of such assumptions and estimates. Such projections, assumptions and estimates, as of the date of preparation thereof and as of the date hereof, are reasonable, are made in good faith, are consistent with the Loan Documents, and represent the Borrower's best judgment as to such matters. Nothing has come to the attention to the Borrower which would lead the Borrower to believe that such projections will not be attained or exceeded. Nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

                 4.12. SOLVENCY. On and as of the Closing Date, after consummation of the transactions contemplated by the Loan Documents (including but not limited to the Acquisition) and after giving effect to all Loans and other obligations and liabilities being incurred on such date in connection herewith and therewith, and on the date of each subsequent Loan, Letter of Credit or other extension of credit hereunder and after giving effect to application of the proceeds hereof in accordance with the terms of the Loan Documents, the Borrower is and will be Solvent.

                 4.13. MARGIN REGULATIONS. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any "margin stock". The Borrower is not engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock". The Borrower does not own "margin stock." Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                 4.14. SUBSIDIARIES. The Borrower has never had a Subsidiary. The Borrower does not own or hold any rights to acquire any shares of stock or any other security or equity interest in any other Person.

                 4.15. PARTNERSHIPS, ETC. The Borrower is not a partner (general or limited) of any partnership, a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

                 4.16. OWNERSHIP AND CONTROL. As of the Closing Date and immediately thereafter, the authorized capital stock of the Borrower will consist of 10,000,000 shares of Common Stock, 5,000,000 shares of which shall be issued and outstanding and 2,000,000 shares of which shall be reserved for issuance upon exercise of the Warrants under the Subordinated Debt Agreement. As of the Closing Date, the Borrower will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor will it have outstanding any rights or options to subscribe for or to purchase its capital stock, except as specifically contemplated by Subordinated Debt Agreement. As of the Closing Date, the Borrower will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth in Subordinated Debt Agreement. As of the Closing Date, all of the outstanding shares of the Borrower's capital stock will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders' preemptive rights with respect to the issuance of the Purchased Securities under the Subordinated Debt Agreement. The Borrower has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock, and the offer, sale and issuance of the Purchased Securities and Purchased Notes under the Subordinated Debt Agreement do not require registration under the Securities Act or any applicable state securities laws. There are no agreements between the Borrower's stockholders with respect to the voting or transfer of the Borrower's capital stock, except for the Voting Trust Agreement.

                 4.17. LITIGATION. There is no pending or (to the Borrower's knowledge after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or, insofar as the Target Business is concerned, JGT, except for (a) matters set forth in Schedule 4.17, (b) matters described in the financial statements referred to in Section 4.06, and (c) matters that, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                 4.18. REGULATORY RESTRICTIONS. The Borrower is not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other Law which purports to restrict or regulate the ability to borrow money or obtain credit.

                 4.19. ABSENCE OF OTHER CONFLICTS. The Borrower or, insofar as the Target Business is concerned, JGT is not in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                 (a)  any Law,

                 (b) its articles of incorporation or by-laws (or other constituent documents), or

                 (c) any agreement or instrument or arrangement to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, except for (i) matters set forth in Schedule 4.19 and (ii) matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                 4.20. INSURANCE. The Borrower maintains with financially sound and reputable insurers acceptable to the Agent and not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated. Schedule 4.20 sets forth a list of all insurance currently maintained by or in respect of the Borrower, setting forth the identity of the insurance carrier, the type of coverage, the amount of coverage and the deductible.

                 4.21. TITLE TO PROPERTY. The Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 or submitted pursuant to Section 6.01(a), as the case may be (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet or, after the Closing Date, as otherwise permitted by the Loan Documents), in each case free and clear of all Liens, other than Permitted Liens.

                 4.22. INTELLECTUAL PROPERTY. The Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

                 4.23. TAXES. All tax and information returns required to be filed by or on behalf of either of the Borrower and, insofar as the Target Business is concerned, JGT have been properly prepared, executed and filed.
All taxes, assessments, fees and other governmental charges upon the Borrower or JGT, insofar as the Target Business is concerned, or upon any of their properties, incomes, sales or franchises which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of the Borrower. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal, state and local income tax liabilities of the Borrower and, insofar as the Target Business is concerned, JGT have been finally determined by the Internal Revenue Service and other relevant taxing authorities, or the time for audit has expired, for all fiscal periods ending on or prior to December 31, 1996 and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

                 4.24. EMPLOYEE BENEFITS. A copy of the most recent Annual Report (5500 Series Form) including all attachments thereto as filed with the Internal Revenue Service for each Plan has been provided to the Agent and each Lender and fairly presents the funding status of each Plan. There has been no material deterioration in any Plan's funding status since the date of such Annual Report. Schedule 4.24 sets forth as of the date hereof a list of all Plans and Multiemployer Plans, and all information available to the Borrower with respect to the direct, indirect or potential withdrawal liability to any Multiemployer Plan of the Borrower, JGT or any Controlled Group Member. Except as set forth in Schedule 4.24, the Borrower has no liability (contingent or otherwise) for or in connection with, and none of its respective properties is subject to a Lien in connection with, any Pension-Related Event. The Borrower has no liability (contingent or otherwise) for or in connection with, any Postretirement Benefits. The amount of unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA), as certified to by the Plan's actuary, for all Plans do not exceed $100,000 in the aggregate.

                 4.25.  ENVIRONMENTAL MATTERS.

                 (a) The Borrower and its Environmental Affiliates (including with respect to the Target Business, JGT) is and has been in full compliance with all applicable Environmental Laws, except for (i) matters set forth in
Schedule 4.25 and (ii) matters which, individually or in the aggregate, could not have a Material Adverse Effect. There are (to the Borrower's knowledge after due inquiry) no circumstances that may prevent or interfere with such full compliance in the future.

                 (b) The Borrower and its Environmental Affiliates (including with respect to the Target Business, JGT) have all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for (i) matters set forth in Schedule 4.25 and (ii) matters which, individually or in the aggregate, could not have a Material Adverse Effect.

                 (c) There is no Environmental Claim pending or (to the knowledge of the Borrower after due inquiry) threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or its Environmental Affiliates (including with respect to the Target Business, JGT)) that could form the basis of any Environmental Claim, against the Borrower or its Environmental Affiliates (including with respect to the Target Business, JGT), except for (i) matters set forth in Schedule 4.25, and
(ii) matters which, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                 (d) No facility or property now or previously owned, operated or leased by the Borrower or its Environmental Affiliates (including with respect to the Target Business, JGT) is an Environmental Cleanup Site. The Borrower and its Environmental Affiliates (including with respect to the Target Business, JGT) have not directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and no condition exists which could result in the filing of a Lien, against any property of the Borrower or its Environmental Affiliates (including with respect to the Target Business, JGT), under any Environmental Law.

                 4.26. LABOR MATTERS. The Target, insofar as the Target Business is concerned, has been, and the Borrower is, in compliance in all material respects with those provisions of National Labor Relations Act, the Code, ERISA, the Age Discrimination in Employment Act and all other labor and employment laws, and the regulations and published interpretations thereunder which are applicable to the Target Business. There are no controversies, labor disputes, work stoppages or strikes pending or threatened or anticipated, between the Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.
Schedule 4.26 sets forth a complete list of all collective bargaining agreements to which JGT, insofar as the Target Business is concerned, or the Borrower was or is a party. Other than as set forth in Schedule 4.26, JGT, insofar as the Target Business is concerned, and the Borrower are in full compliance with the terms and conditions of each collective bargaining agreement. Other than as set forth in Schedule 4.26, there are no efforts underway by any union to organize any of the employees of JGT, insofar as the Target Business is concerned, or the Borrower.

                 4.27.  CONTRACT MATTERS.

                 (a) CONTRACTS, AGREEMENTS ARRANGEMENTS, ETC. Schedule 4.27 contains a list of the following material contracts to which the Borrower is a party which are not described in any other Schedule:

                          (i) contracts for the employment of any officer, employee, director or consultant;

                          (ii) contracts for the purchase, sale, production or supply by the Company, whether on a continuing basis or otherwise, of goods or services of any type which have a pay-out of $25,000 or more per year; and

                          (iii) agreement, contract or commitment for any charitable or political contribution;

                 Except as may be disclosed on Schedule 4.27, each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 4.27 is valid and enforceable in accordance with its terms and, as applicable, has been validly assigned by JGT to the Borrower, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, the written forms thereof contain the entire agreement of the parties with regard to the subject matter thereof and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed on the Schedule 4.27, no such agreement, contract, commitment, lease or other instrument, document or undertaking, in the reasonable opinion of the Borrower, contains any contractual requirement with which there is a reasonable likelihood the Borrower or any other party thereto will be unable to comply.

                 4.28. ACQUISITION DOCUMENTS. The Borrower has provided or caused to be provided to the Agent a true, correct and complete copy of the Acquisition Agreement and the other Acquisition Documents. The Acquisition Documents have not been amended, modified or supplemented, nor have any of the provisions thereof been waived. The Acquisition Agreement has been duly executed and delivered by the Executive and, by mesne conveyances, duly assigned and assumed by the Borrower and is in full force and effect. Each of the representations and warranties of each party to the Acquisition Agreement, contained in the Acquisition Agreement and the other Acquisition Documents, is true and correct, and, to the extent made by the Borrower, the Agent and each Lender shall be entitled to rely on such representations and warranties with the same force and effect as if they were set forth in this Agreement in full and made to the Agent and each Lender directly. The provisions of the Acquisition Documents, including but not limited to all representations, warranties and covenants of the parties thereto, are legal, valid and binding obligations of the Borrower and all such other parties, respectively, enforceable in accordance with the terms thereof.

                 4.29. SUBORDINATED DEBT DOCUMENTS. The Borrower has provided or caused to be provided to the Agent a true, correct and complete copy of the Subordinated Debt Agreement and the other Subordinated Debt Documents. The Subordinated Debt Documents have not been amended, modified or supplemented, nor have any of the provisions thereof been waived. The Subordinated Debt Agreement has been duly executed and delivered by the Borrower and is in full force and effect. Each of the representations and warranties of the Borrower and each other party thereto, contained in the Subordinated Debt Agreement and the other Subordinated Debt Documents, is true and correct, and, to the extent made by the Borrower, the Agent and each Lender shall be entitled to rely on such representations and warranties with the same force and effect as if they were set forth in this Agreement in full and made to the Agent and each Lender directly. The provisions of the Subordinated Debt Documents, including but not limited to all representations, warranties and covenants of the parties thereto, are legal, valid and binding obligations of the Borrower and all such other parties, respectively, enforceable in accordance with the terms thereof.

                                   ARTICLE V

                             CONDITIONS OF LENDING

                 5.01. CONDITIONS TO EXTENSIONS OF CREDIT ON THE CLOSING DATE. The obligation of each Lender to make any Loan and the obligation of the Issuing Bank to issue any Letter of Credit on the Closing Date is subject to performance by the Borrower of its obligations to be performed under the Loan Documents on or before the date such Loan is made or such Letter of Credit is issued, to satisfaction of any conditions precedent set forth elsewhere in the Loan Documents and to satisfaction of the following further conditions precedent:

                 (a) AGREEMENT; NOTES. The Agent shall have received this Agreement, a Revolving Credit Note and a Term Loan Note, duly executed on behalf of the Borrower, each conforming to the requirements hereof.

                 (b)  SECURITY DOCUMENTS.  The Agent shall have received:

                 (i) a Security Agreement, duly executed by the Borrower, in substantially the form attached hereto as Exhibit D (as amended, modified or supplemented from time to time, the "Security Agreement");

                 (ii) Fee Deeds of Trust and Fee Mortgages, identified as such in Schedule 5.01(b), each duly executed by the Borrower, in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2, respectively (as amended, modified or supplemented from time to time, the "Fee Deeds of Trust" and the "Fee Mortgages," respectively);

                 (iii)  [Intentionally Omitted]

                 (iv) with respect to the Collateral referred to in the Security Agreement, financing statements in proper form for filing under the Uniform Commercial Code in all jurisdictions listed on
         Schedule 3.03 of the Security Agreement;

                 (v) search reports from contemporaneous searches of the Uniform Commercial Code, real property, tax, judgment and litigation dockets and records and other appropriate registers for such jurisdictions as shall have been requested by the Agent, which reports shall have revealed no filings or recordings in effect with respect to the Collateral purported to be covered by the Security Documents, except Permitted Liens;

                 (vi) with respect to the Collateral referred to in the Fee Mortgages and the Fee Deeds of Trust, (A) one or more mortgagee's title insurance policies (or marked up unconditional binders for such insurance) dated the Closing Date, (B) an as-built survey of the site of each property or estate constituting Collateral thereunder, certified to the Agent and such title insurance company in a manner satisfactory to the Agent, each Lender and such title insurance company, dated a date satisfactory to each of them by an independent professional licensed land surveyor and (C) fixture filings in proper form for filing under the Uniform Commercial Code in all jurisdictions listed on Schedule 5.01(b);

                 (vii)  [Intentionally Omitted]

                 (viii) with respect to the assignment of each Contract listed on Schedule 3.07 to the Security Agreement, consents from each Person listed on such Schedule 3.07 to the assignment of the Contracts with the Borrower to which such Person is a party;

                 (ix)  with respect to the deposit accounts listed on Schedule
         3.10 to the Security Agreement, Deposit Account Letter Agreements, each duly executed by the Borrower and the lending institution party thereto;

                 (x)  with respect to the Motor Vehicles listed on Schedule
         3.08 to the Security Agreement and not listed or referred to on
         Schedule 6.16 hereto, the certificates of title to such Motor Vehicles, each duly noted with the security interest in favor of the Agent; and

                 (xi). evidence that all other action necessary or, in the opinion of the Agent or any Lender, desirable to create, perfect and protect the Liens created or purported to be created by the above Security Documents have been taken.

                 (c) CAPITALIZATION; ACQUISITION. The corporate and capital structure of the Borrower, and the terms, conditions, amounts and holders of all equity, debt and other indebtedness, obligations and liabilities of the Borrower, shall be satisfactory to the Agent and each Lender. The Agent shall have received true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of the following:

                 (i) a Purchase Agreement, in form and substance satisfactory to the Agent and each Lender, duly executed by the Borrower and JGT (the "Acquisition Agreement"), together with all material documents executed and delivered in connection therewith (collectively, the "Acquisition Documents");

                 (ii) a Subordinated Note and Equity Purchase Agreement, in form and substance satisfactory to the Agent and each Lender, duly executed by the Borrower and the Subordinated Debt Lender (the "Subordinated Debt Agreement"), together with all material documents executed and delivered in connection therewith (collectively, the "Subordinated Debt Documents");

                 (iii) a Stockholders' Agreement, in form and substance satisfactory to the Agent and each Lender, duly executed by the Borrower and the Investor (the "Stockholders' Agreement");

                 (iv) a Voting Trust Agreement, in form and substance satisfactory to the Agent and each Lender, duly executed by the Borrower, the Investor, the Executive and a voting trustee satisfactory to the Agent (the "Voting Trust Agreement"), under which, among other things, the Executive irrevocably (subject only to pledge arrangements with the Investor satisfactory to the Agent) obtains the sole and exclusive right and power to direct such voting trustee how to vote at least a majority of all outstanding capital stock of the Borrower in any and all instances in which a vote of holders of such stock is taken (or is required by law or the Borrower's charter to be taken), including, without limitation, the right to designate, elect and remove at least a majority of the members of the Borrower's Board of Directors;

                 (v) a Tax Sharing Agreement, in form and substance satisfactory to the Agent, duly executed by the Borrower and the Investor (the "Tax Sharing Agreement");

                 (vi) a Management Agreement, in form and substance satisfactory to the Agent, duly executed by the Borrower and the Investor ("Management Agreement");

                 (vii) a Subordination Agreement, in form and substance satisfactory to the Agent, duly executed by the Borrower, the Investor, the Subordinated Debt Lender and the Lenders (the "Subordination Agreement"); and

                 (viii) an Employment Agreement, in form and substance satisfactory to the Agent, duly executed by the Borrower and the Executive (the "Employment Agreement").

All of the conditions precedent specified in the Acquisition Documents and the Subordinated Debt Documents shall have been and shall continue to be satisfied in all material respects.

                 (d) GOVERNMENTAL APPROVALS AND FILINGS. The Agent shall have received true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in Schedule 4.04 and such items shall be satisfactory in form and substance to the Agent and each Lender and shall be in full force and effect.

                 (e) CORPORATE PROCEEDINGS. The Agent shall have received certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to (i) true copies of the articles of incorporation and by- laws (or other constituent documents) of the Borrower in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents, and (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party thereto, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation and each state in which the Borrower does business.

                 (f)  INSURANCE.

                 (i) The Agent shall have received a report, addressed to the Agent, satisfactory in form and substance to the Agent, as to insurance matters pertaining to the Borrower. The Agent shall have received evidence satisfactory to it that the insurance policies required by this Agreement and the other Loan Documents have been obtained, containing the endorsements required hereby and thereby.

                 (ii) The Agent shall have received satisfactory evidence of a life insurance policy with a financially sound and reputable insurer acceptable to the Agent insuring the life of the Executive in the amount of $5,000,000 and naming the Borrower as the beneficiary, together with satisfactory evidence of the assignment of such policy to the Agent as Collateral.

                 (g) ENVIRONMENTAL MATTERS. The Agent shall have received a report, addressed to the Agent, satisfactory in form and substance to the Agent, as to such environmental matters pertaining to the Borrower and its respective Environmental Affiliates as any Lender may request (including but not limited to a Phase I environmental risk report for all real property constituting Collateral).

                 (h) CONTRACT MATTERS. The Agent shall have received copies of each contract under which the Target Business has received more than $25,000 in revenue in either of the prior two fiscal years. Each of the contracts listed on Schedule 3.07 of the Security Agreement shall be in full force and effect. The Employment Contract between the Borrower and the Company shall be in form and substance satisfactory to the Agent and shall be in full force and effect.

                 (i) FINANCIAL STATEMENTS, PROJECTIONS. The Agent shall have received copies of the financial statements and projections referred to in
Article IV.

                 (j) LEGAL OPINION OF COUNSEL. The Agent shall have received an opinion addressed to the Agent and each Lender, dated the Closing Date, of Sachnoff & Weaver, Ltd., counsel to the Borrower, in form and substance satisfactory to the Agent.

                 (k) OFFICERS' CERTIFICATES. The Agent shall have received certificates from such officers of the Borrower as to such matters as the Agent may request.

                 (l) FEES, EXPENSES, ETC. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the

Closing Date shall have been paid or received, including but not limited to those referred to in the Commitment Letter and the Fee Letter, each dated December 31, 1997.

                 (m) EXISTING INDEBTEDNESS. JGT shall have paid and discharged all of the existing Indebtedness, including but not limited to all principal, interest, fees and other amounts outstanding or otherwise payable and all commitments to lend, under the Existing Credit Agreement or any "Loan Document" referred to therein, other than three letters of credit acceptable to the Agent.

                 (n) EXISTING LIENS. The Agent shall have received for filing UCC termination statements, mortgage satisfactions or other appropriate documents for each Lien that is an encumbrance on the assets acquired pursuant to the Acquisition Agreement (other than Permitted Liens). The Agent shall have received a general release of Liens from Mellon Bank, N.A., as agent under the Existing Credit Agreement.

                 (o) BORROWING BASE. The Agent shall have received a Borrowing Base Certificate, signed by a Responsible Officer of the Borrower, dated as of the Closing Date.

                 (p) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

                 (q) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing on the Closing Date or after giving effect to the Acquisition and the Loans requested to be made, and the Letters of Credit requested to be issued, on the Closing Date.

                 (r) NO VIOLATIONS OF LAW, ETC. Neither the making or use of the Loans, nor the issuing or use of the Letters of Credit, shall cause any Lender to violate or conflict with any Law.

                 (s) NO MATERIAL ADVERSE CHANGE. There shall not have occurred, or be threatened, a material adverse change in the business, operations, assets or condition (financial or otherwise) or prospects of the Borrower since September 30, 1997. There shall not have occurred, or be threatened, any other event, act or condition which could have a Material Adverse Effect.

                 (t) LITIGATION. There shall not be pending or (to the knowledge of the Borrower after due inquiry, threatened) any action, suit, proceeding or investigation by or before any Governmental Authority which, if adversely decided, could have a Material Adverse Effect or which seeks to challenge, prevent or declare illegal any of the transactions contemplated by this Agreement or any other Loan Document.

                 (u) ACQUISITION CLOSING; SUBORDINATED DEBT CLOSING. Contemporaneously with the making of the first Loans hereunder, the closings under the Acquisition Agreement and the Subordinated Debt Agreement shall occur, and the Borrower shall acquire the Target Business.

                 (v) METRO CONTRACT AMENDMENT. Change Order No. 23 to Metro Contract No. 900848 shall have been entered into by JGT (or to Borrower) and Metro, it being understood by the Agent and the Lenders that the provisions of
Section 4 of such Change Order No. 23 would be applicable to the Agent and the Lenders in connection with the exercise of remedies with respect to Collateral and that such provisions will limit the Agent's and the Lenders' ability to remove the equipment referred to in such Section 4 during the 180 day period referred to therein and shall entitle the Agent and the Lenders to the payments referred to therein during such period.

                 (w) ADDITIONAL MATTERS. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent and each Lender.

                 5.02. CONDITIONS TO EXTENSIONS OF CREDIT AFTER THE CLOSING DATE. The obligation of each Lender to make any Loan and the obligation of the Issuing Bank to issue any Letter of Credit after the Closing Date is subject to performance by the Borrower of its obligations to be performed under the other Loan Documents on or before the date such Loan is made or such Letter of Credit is issued, to satisfaction of any conditions precedent set forth elsewhere in the Loan Documents and to satisfaction of the following further conditions precedent:

                 (a) NOTICE. The Agent shall have received an appropriate notice of such Loan or Letter of Credit given by the Borrower as provided in
Article II or III.

                 (b) BORROWING BASE. The Agent shall have received a Borrowing Base Certificate, signed by a Responsible Officer of the Borrower, dated as of such date.

                 (c) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower in this Agreement (other than in the penultimate sentence of Section 4.11) and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans requested to be made, and the Letters of Credit requested to be issued, on such date.

                 (d) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made, and the Letters of Credit requested to be issued, on such date.

                 (e) NO VIOLATIONS OF LAW, ETC. Neither the making or use of the Loans, nor the issuing or use of the Letters of Credit, shall cause any Lender to violate or conflict with any Law.

                 (f) NO MATERIAL ADVERSE CHANGE. There shall not have occurred, or be threatened, a material adverse change in the business, operations, assets or condition (financial or otherwise) or prospects of the Borrower since September 30, 1997. There shall not have occurred, or be threatened, any other event, act or condition which could have a Material Adverse Effect.

Each request by the Borrower for any Loan or any Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

                 The Borrower hereby covenants to the Agent and each Lender as follows:

                 6.01.  BASIC REPORTING REQUIREMENTS.

                 (a) ANNUAL AUDIT REPORTS. As soon as practicable, and in any event within 90 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, statements of income, cash flow and changes in stockholders' equity of the Borrower for such fiscal year and a balance sheet of the Borrower as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders. Such opinion shall be free of exceptions or qualifications not acceptable to the Required Lenders and, in any event, shall be free of any exception or qualification which is of "going concern" or like nature or which relates to a limited scope of examination. Such opinion, in any event, shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of the Borrower as of the end of such fiscal year and the results of its operations and its cash flow and changes in stockholders' equity for such fiscal year, in conformity with GAAP.

                 (b) MONTHLY UNAUDITED REPORTS. As soon as practicable, and in any event within 30 days after the close of each calendar month of each fiscal year of the Borrower, the Borrower shall furnish to the Agent unaudited statements of income, cash flow and changes in stockholders' equity of the Borrower for such calendar month and for the period from the beginning of such fiscal year to the end of such calendar month and an unaudited balance sheet of the Borrower as of the close of such calendar month, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end); provided, that no monthly unaudited financial statements shall be required pursuant to this Section 6.01(b) for the last month in any fiscal year. Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of the Borrower as of the end of such calendar month and the results of its operations and its cash flow and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                 (c) ACCOUNTANTS' CERTIFICATE. Each set of financial statements delivered pursuant to Section 6.01(a) shall be accompanied by (i) a certificate or report dated the date of such statements and balance sheet by the independent certified public accountants who opined on such financial statements stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof, and (ii) a certificate or report dated as of the date of such financial statements by such accountants stating in reasonable detail the information and calculations necessary to establish compliance with the financial covenants set forth in Section 6.01 as of the end of such fiscal year.

                 (d) COMPLIANCE CERTIFICATES. The Borrower shall deliver to the Agent a Compliance Certificate, in substantially the form attached hereto as Exhibit G, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in subsection (b) of this Section 6.01.

                 (e)  PROJECTIONS.

                 (i) On the Closing Date (with respect to the then-current fiscal year of the Borrower), and as soon as practicable and in any event within 30 days after the close of each subsequent fiscal year of the Borrower, the Borrower shall furnish to the Agent a certificate signed by a Responsible Officer on behalf of the Borrower containing a projection of the revenues, expenditures (capital or otherwise) and results of operations and cash position of the Borrower as of the end of each month in the forthcoming fiscal year, together with a statement of the assumptions and estimates upon which such projections are based. Such projections, estimates and assumptions, as of the date of preparation thereof, shall be reasonable, made in good faith, shall be consistent with the Loan Documents, and shall represent the Borrower's best judgment as to such matters.

                 (ii) As soon as practicable, and in any event within 30 days after the end of each month after the Closing Date, the Borrower shall furnish to the Agent a certificate signed by a Responsible Officer of the Borrower containing the unaudited statements of revenues, expenditures (capital or otherwise) and results of operations and cash position of the Borrower for such month and for the period from the beginning of the Borrower's fiscal year to the end of such month, together with management commentary thereon, all in reasonable detail, setting forth in comparative form the corresponding figures projected for the same period or as of the same date as set forth in the most recent projections referred to in subsection (i) of this Section 6.01(e), and shall contain an analysis of significant variances from such projections. Such report shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of the Borrower as of the end of such month and the results of its operations and its cash flow for the periods covered thereby, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                 (f)  [Intentionally Omitted]

                 (g) COMMERCIAL FINANCE REPORTS. At such times as the Agent shall specify from time to time the Borrower shall furnish to the Agent a report of a Responsible Officer of the Borrower setting forth such matters pertaining to the working capital of the Borrower and in such detail as the Agent may specify from time to time, which may include, among other things, information as to receivables (which may include, among other things, a breakout of aging and collections, identification of each receivable, obligor, due date and original invoice date, identification of write-offs and changes made in reserves for bad debts, and identification of any extension of the maturity of, refinancing or other material change in the terms of any receivables), payables (which may include, among other things, a breakout of aging and payments), sales, credits collections, backlog, and forecasts.

                 (h) CERTAIN OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or the Investor shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower or the Investor to its stockholders, bondholders or the financial community generally, and (iii) all accountants' management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other material reports from outside accountants with respect to, the Borrower.

                 (i) FURTHER INFORMATION. The Borrower will promptly furnish to the Agent such other information and in such form as the Agent may reasonably request from time to time, including but not limited to financial and operating information of the Borrower prepared on a terminal by terminal or a contract by contract basis.

                 (j) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

                 (i)  Any Event of Default or Potential Default.

                 (ii) Any material adverse change in the business, operations or condition (financial or otherwise) or prospects of the Borrower.

                 (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower, involving an amount of $250,000 or more or seeking specific performance or injunctive relief.

                 (iv) Any material violation, breach or default by the Borrower of or under any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of the Borrower.

                 (v) Any amendment or supplement to, or extension, renewal, refinancing, or refunding of, or waiver by any other party thereto of any right under or conditions of any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of the Borrower (including but not limited to Subordinated Debt Documents, and any negotiations pertaining to any of the foregoing).

                 (vi) Any Pension-Related Event. Such notice shall be accompanied by: (A) a copy of any notice, request, return, petition or other document received by the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan.

                 (vii) Any Environmental Claim pending or threatened against the Borrower or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased the Borrower or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect.

                 (k) NOTICES UNDER OTHER AGREEMENTS. Concurrently with the Borrower's delivery or receipt thereof, the Borrower shall provide the Agent with copies of any reports, certificates or notices furnished by the Borrower to any other party to any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of the Borrower (including but not limited to the Subordinated Debt Documents).

                 (l) VISITATION; VERIFICATION. The Borrower shall permit such Persons as the Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of the Borrower. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower from time to time, and the Borrower shall cooperate with the Agent and the Lenders in such verification.

                 (m) ENVIRONMENTAL AUDIT. The Agent shall have the right from time to time to designate such Persons ("Environmental Auditors") as the Agent may select to visit, inspect and have access to any of the properties, products or wastes of the Borrower and, to the extent possible, its respective Environmental Affiliates, for the purpose of investigating whether there may be a basis for any Environmental Claim or any condition which could result in any liability, cost or expense to the

Agent or any Lender. Such investigation may include, among other things, above and below ground testing for the presence of Environmental Concern Materials and such other tests as may be necessary or advisable in the opinion of the Agent. With respect to any such investigation, Agent shall use reasonable efforts to attempt to minimize to the extent practicable the disruption of the business and operations of the Borrower or any Environmental Affiliates. The Agent shall generally advise the Borrower in advance as to the method, means and timing of such investigation. The Agent will use reasonable efforts to have any invasive testing performed by professional believed by the Agent to be properly qualified and to have customary insurance coverage. The Borrower will supply to the Environmental Auditors such historical and operational information, including the results of all samples sent for analysis, correspondence with Governmental Authorities and environmental audits or reviews regarding properties, products and wastes of the Borrower or its respective Environmental Affiliates as are within its possession, custody or control, or which are available to it, and will make available for meetings with the Environmental Auditors appropriate personnel employed by or consultants retained by the Borrower having knowledge of such matters.

                 6.02.  INSURANCE.

                 (a) The Borrower shall (i) maintain with financially sound and reputable insurers acceptable to the Agent insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of Persons engaged in the same or similar businesses or having similar properties similarly situated (including but not limited to business interruption, product and other liability, casualty, workers' compensation and umbrella insurance), which insurance, in any event, shall be reasonably satisfactory from time to time to the Required Lenders, (ii) provide that such insurance cannot terminate, expire, be canceled or amended in any material respect without 30 days' prior notice to the Agent, (iii) furnish to each Lender from time to time upon request the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Lender may request, and (iv) provide such other insurance and endorsements as are required by this Agreement and the other Loan Documents.

                 (b) The Borrower shall provide a life insurance policy with a financially sound and reputable insurer acceptable to the Agent insuring the life of the Executive in the amount of $5,000,000 and naming the Borrower as the beneficiary, which policy shall be effectively assigned to the Agent as Collateral for payment of the obligations. The proceeds of such policy will, unless the maturity of the Loans has been accelerated, be applied to payment of the Term Loans in the inverse order of their scheduled maturities, any excess to be applied to permanently reduce the Revolving Credit Committed Amount.

                 6.03. PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES AND PRIORITY CLAIMS. The Borrower shall pay or discharge

                 (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

                 (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                 (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Borrower need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted,
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and (z) such failure to pay or discharge, individually or in the aggregate, could not have a material Adverse Effect.

                 6.04. PRESERVATION OF CORPORATE STATUS. The Borrower shall maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable , except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                 6.05. GOVERNMENTAL APPROVALS AND FILINGS. The Borrower shall keep and maintain in full force and effect all Governmental Actions necessary in connection with execution and delivery of any Loan Document, consummation of the transactions hereon or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                 6.06. MAINTENANCE OF PROPERTIES. The Borrower shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                 6.07. AVOIDANCE OF OTHER CONFLICTS. The Borrower shall not violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

                 (a)  any Law,

                 (b) its articles of incorporation of by-laws (or other constituent documents), or

                 (c) any agreement or instrument to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound,

except for matters that could not, individually or in the aggregate, have a Material Adverse Effect.

                 6.08. FINANCIAL ACCOUNTING PRACTICES. The Borrower shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 6.09. USE OF PROCEEDS. The Borrower shall apply the proceeds of (a) the Revolving Credit Loans, only for working capital, general corporate purposes and reimbursement of costs set forth in Schedule 6.09 incurred by the Investor in connection with the transactions contemplated by the Acquisition Agreement, the Subordinated Debt Agreement and this Agreement; and (b) the Term Loans, to finance the Acquisition. The Borrower shall not use the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.13, or inconsistent with any other provision of any Loan Document.

                 6.10. CONTINUATION OF OR CHANGE IN BUSINESS. The Borrower shall continue to engage in the Target Business substantially as conducted and operated during the present and preceding fiscal year, and the Borrower shall not engage in any other business, other than the dry bulk commodity freight business.

                 6.11. CONSOLIDATED TAX RETURN. The Borrower shall not file or consent to the filing of any consolidated income tax return with any Person, except as permitted under the Tax Sharing Agreement. The Borrower shall not amend, or consent to an amendment of, the Tax Sharing Agreement.

                 6.12. FISCAL YEAR. The Borrower shall not change its fiscal year or fiscal quarter.

                 6.13.  PLAN AND MULTIEMPLOYER PLANS.

                 (a) REQUIRED CONTRIBUTIONS. The Borrower shall, and shall cause each of its Controlled Group Members to, make contributions to each Plan maintained by the Borrower and its Controlled Group Members, respectively, when due in accordance with the minimum funding requirements under ERISA and the Code applicable to such Plan and pay PBGC premiums as and when due for such Plan.

                 (b) CERTIFICATE AS TO UNFUNDED BENEFITS FOR TITLE IV PLANS AND CERTIFICATE OF POSTRETIREMENT BENEFIT OBLIGATIONS. As soon as such liability has been determined, or within 65 days after Borrower receives a request for such liability determination from the Agent, the Borrower shall deliver or cause to be delivered to the Agent (i) with respect to each Plan subject to Title IV of ERISA and maintained by the Borrower or any Controlled Group Member, the "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA), as certified by the actuary for each such Plan, and (ii) the aggregate amount of Postretirement Benefit Obligations, as certified by an actuary satisfactory to the Agent and each Lender. The Borrower shall notify the Agent within 30 days of the occurrence of any event that would materially affect the "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) for any such Plan or materially affect Postretirement Benefit Obligations.

                 (c) NOTICE OF PLAN. Within not more than 60 days after the earlier of implementation, or corporate authorization to implement, a Plan (other than one described in subparagraph (b) of the definition thereof herein), the Borrower shall give written notice to the Agent of such action. Upon receipt of such notice, Schedule 4.24 shall be deemed to be automatically amended to include such Plan.

                 (d) NOTICE OF MULTIEMPLOYER PLAN. Within not more than 60 days after the Borrower or any Controlled Group Member becomes obligated to contribute to any Multiemployer Plan, the Borrower shall give written notice thereof to the Agent. Upon receipt of such notice, Schedule 4.24 shall be deemed to be automatically amended to include such Multiemployer Plan.

                 (e) REQUIRED CONTRIBUTIONS TO MULTIEMPLOYER PLANS. The Borrower shall, and shall cause each of its Controlled Group Members to, make contributions required to be made by it, or any of them, to each Multiemployer Plan when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan; provided, however nothing herein shall be interpreted as preventing the Borrower from contesting in good faith any said obligation and/or the contributions required thereunder.

                 6.14. INTEREST RATE PROTECTION. Within 60 days after the Closing Date, the Borrower shall enter into one or more Interest Rate Hedging Agreements on such terms as shall be reasonably satisfactory to the Agent and which (when taken together with the Borrower's obligations under the Term Loan) have the economic effect of fixing the Borrower's effective interest cost on at least 50% of the scheduled outstanding principal amount of Term Loans for a period of at least three years following the Closing Date. The Borrower shall thereafter select interest rate Options with respect to the Term Loans that match, in time and amount, as closely as may be the terms of the rate hedge represented by such Interest Rate Hedging Agreements.

                 6.15. APPRAISAL OF QUALIFIED COLLATERAL. As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent an appraisal report satisfactory to the Agent, which report shall set forth the value (including but not limited to the orderly liquidation value) of the Qualified Collateral of the Borrower as of the last day of such fiscal year as determined by an appraisal firm acceptable to the Agent.

                 6.16. POST-CLOSING MATTERS. The Borrower will take all actions set forth on Schedule 6.16 within the time period and in the manner set forth in Section 6.16.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

                 The Borrower hereby covenants to the Agent and each Lender as follows:

                 7.01.  FINANCIAL COVENANTS.

                 (a) TOTAL LEVERAGE RATIO. As of the last day of each fiscal quarter, beginning June 30, 1998, the Total Leverage Ratio for the applicable Calculation Period shall not exceed: (i) 4.0 for June 30, 1998 and September 30, 1998; (ii) 3.5 from and including December 31, 1998 to and including September 30, 1999; and (iii) 3.0 thereafter.

                 (b) TANGIBLE NET WORTH. Tangible Net Worth shall not at any time from and after June 30, 1998 be less than an amount equal to (i) the greater of $1 and 90% of the Borrower's Tangible Net Worth on June 30, 1998 plus (ii) 80% of the sum of the Net Income (not to be reduced by losses) for each fiscal quarter during the period from July 1, 1998 through and including the date (the "Interim Date") which is the earlier to occur of the last day of the then most recently completed fiscal quarter and the last day of the fiscal quarter in which the Tangible Net Worth of the Borrower first reaches $650,000 plus (iii) if the Interim Date has occurred, 50% of the sum of the Net Income (not to be reduced by losses) for each fiscal quarter during the period from the day after the Interim Date through and including the last day of the then most recently completed fiscal quarter.

                 (c) FIXED CHARGE COVERAGE RATIO. As of the last day of each fiscal quarter, beginning June 30, 1998, the Fixed Charge Coverage Ratio for the applicable Calculation Period shall not be less than 1.25.

                 (d) INTEREST COVERAGE RATIO. As of the last day of each fiscal quarter, beginning June 30, 1998, the Interest Coverage Ratio for the applicable Calculation Period shall not be less than: 3.0 to and including September 30, 1999; (ii) 3.5 from and including December 31, 1999 to and including September 30, 2000; (iii) 4.0 from and including December 31, 2000 to and including September 30, 2001; and (iv) 4.5 thereafter.

                 7.02. LIENS. The Borrower shall not at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

                 (a) Liens pursuant to the Security Documents in favor of the Agent for the benefit of the Lenders and the Agent to secure the Obligations;

                 (b) Liens pursuant to the Subordinated Debt Documents (as in effect on the Closing Date) in favor of the Subordinated Debt Lender to secure the Subordinated Debt, subject to the Subordination Agreement.

                 (c) Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in Schedule 7.02 (and Liens securing successor obligations incurred to refinance predecessor obligations allowed under this subsection (b); provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor Indebtedness and is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation immediately before such refinancing, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation immediately before such refinancing);

                 (d) Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or to secure payment of the purchase price thereof, provided, that:

                          (i) such Lien is created before or substantially simultaneously with the purchase of such property in the ordinary course of business by the Borrower;

                          (ii) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof;

                          (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower, as the case may be, shall not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

                          (iv)  the obligation secured by such Lien is
                 Indebtedness permitted under Section 7.03(c);

                 (e) Liens arising from taxes, assessments, charges or claims described in Section 6.03 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 6.03;

                 (f) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

                 (g) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower; and

                 (h)  With respect to the real property owned by the Borrower,
         (i) those matters set forth in the title insurance policies insuring the lien of the Fee Mortgages, the Fee Deeds of Trust, the Leasehold Mortgages (if any) and the Leasehold Deeds of Trust (if any); (ii) mechanics', materialmen's, carriers', landlords' or other like liens arising by operation of law and in the ordinary course of business and securing obligations of a Person that are not overdue for a period of more than 30 days or are being contested in good faith and, in the case of any such lien on the real property, in accordance with the terms of the Fee Mortgages, the Feed Deeds of Trust, Leasehold Mortgages or Leasehold Deeds of Trust applicable thereto, if any; and
         (iii)
         easements, rights-of-way, zoning and similar restrictions and other charges or encroachments or encumbrances not interfering with the ordinary conduct of the business of the Borrower and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower.

"Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law. Nothing in this
Section 7.02 shall be construed to limit any other restriction on Liens imposed by the Security Documents or otherwise in the Loan Documents.

                 7.03. INDEBTEDNESS. The Borrower shall not at any time create, incur, assume or suffer to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Indebtedness to the Lenders and the Agent pursuant to this Agreement and the other Loan Documents;

                 (b) Indebtedness to the Subordinated Debt Lender incurred on the Closing Date pursuant to the Subordinated Debt Documents (as in effect on the Closing Date); provided; that the aggregate principal amount of the notes constituting Subordinated Debt shall not exceed $8,000,000;

                 (c) Indebtedness secured by Liens permitted by Section 7.02(d); provided, that the aggregate principal amount of such Indebtedness shall not exceed $250,000;

                 (d) Accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business; provided that (i) such account payable is payable not later than 90 days after the original invoice date according to the original terms of sale, and (ii) such account payable is not overdue by more than 90 days according to the original terms of sale (except to the extent such account payable is being contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made with respect therefor);

                 (e)  Indebtedness under Interest Rate Hedging Agreements;

                 (f) Capitalized Lease Obligations, to the extent permitted by Sections 7.08(b) and 7.13 hereof;

                 (g) Permitted Aasche Subordinated Debt Refinancing Indebtedness, but only if at the time of incurrence thereof (i) the Voting Trust Agreement has been amended in a manner satisfactory to the Agent to remove the rights of the Subordinated Debt Lender thereunder and replace such right with rights of the Agent or another party satisfactory to the Agent, (ii) all Liens granted under the Subordinated Debt Documents are released and (iii) all shares of capital stock of the Borrower held by the Subordinated Debt Lender or otherwise subject to any "Put" rights under the Subordinated Debt Documents or any similar right (x) have been purchased by Aasche or
         (y) are the subject of an irrevocable waiver of the rights of the holders of such shares to put or otherwise require purchase or redemption of such shares by the Borrower or (z) in the case of the Purchased Shares (as defined in the Subordinated Debt Agreement) only, are the subject of arrangements reasonably satisfactory in form and substance to the Agent under which the Investor arranges for and provides, at its expense and for the benefit of the Agent, a letter of credit or comparable assurance from a financial institution reasonably satisfactory to the Agent that the Investor will, and will have access to sufficient funds to, under any circumstance make common equity contributions to the Borrower at such times and in such amounts as will be sufficient to enable the Borrower to comply with all "Put" rights applicable any Purchased Shares; and.

                 (h)  the Asche Tractor Debt.

                 7.04. GUARANTIES, INDEMNITIES, ETC The Borrower shall not be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Guaranty Equivalents existing on the date hereof and listed in Schedule 7.04 hereto (and extensions, renewals and refinancings thereof and of the associated Assured Obligations on terms no more burdensome to the Borrower than those existing immediately before such extension, renewal or refinancing);

                 (b) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business; and

                 (c) Indemnities by the Borrower of the liabilities of its directors or officers, in their capacities as such, pursuant to provisions presently contained in their articles of incorporation or by-laws (or other constituent documents) or as permitted by Law.

                 7.05. LOANS, ADVANCES AND INVESTMENTS. The Borrower shall not at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Loans and investments existing on the date hereof and listed in Schedule 7.05 (and extensions, renewals and refinancings thereof on terms no less favorable than those existing immediately before such extension, renewal or refinancing);

                 (b) Receivables owing to the Borrower arising from sales of inventory under usual and customary terms in the ordinary course of business; and loans and advances extended by the Borrower to subcontractors or suppliers (excluding subcontractors or suppliers who are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business;

                 (c) Advances to officers and employees of the Borrower to meet expenses incurred by such officers and employees in the ordinary course of business and in aggregate amounts at any time outstanding not exceeding $250,000; and

                 (d)  Cash Equivalent Investments.

                 7.06. DIVIDENDS AND RELATED DISTRIBUTIONS. The Borrower shall not declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do so.

                 7.07. SALE-LEASEBACKS. The Borrower shall not at any time enter into or suffer to remain in effect any transaction to which the Borrower is a party involving the sale, transfer or other disposition by the Borrower of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

                 7.08. LEASES. The Borrower shall not at any time enter into or suffer to remain in effect any lease, as lessee, of any property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Leases of the Borrower existing on the date hereof and listed in Schedule 7.08; and

                 (b) Leases, each of which may be either an operating lease or a Capitalized Lease, of equipment used by the lessee in the ordinary course of business, provided, that such leases are on an Approved Lease Form and provided, further, that such leases, in the aggregate, will not and do not result in the payment or accrual (whether on account of Rental Expense, Interest Expense, principal component of Capitalized Leases or otherwise) by the Borrower during any fiscal year of more than an amount equal to (i) $1,500,000 for 1998, $2,500,000 for 1999, $3,750,000 for 2000, $4,500,000 for 2001 and
         $5,500,000 for 2002 minus (ii) the positive difference, if any, between (x) the aggregate net amount of residual value "guaranteed" by the Borrower under all equipment leases which terminate in such fiscal year minus (y) the aggregate net amount of the fair market value at lease termination of all equipment covered by such terminating leases.

                 7.09. MERGERS, ACQUISITIONS, ETC. The Borrower shall not (v) merge with or into or consolidate with any other Person, (w) liquidate, wind-up, dissolve or divide, (x) acquire all or any substantial portion of the properties of any going concern or going line of business, or (y) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business,, or (z) agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as set forth in the Acquisition Documents.

                 7.10. DISPOSITIONS OF PROPERTIES. The Borrower shall not sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except the Borrower may, for no consideration other than cash, dispose of equipment in the ordinary course of business which is obsolete or no longer useful in the business of the Borrower; provided, that the Borrower will report such disposition to the Agent in writing, subject to mandatory prepayment in accordance with Section 2.08(c).

                 7.11. SUBSIDIARIES. The Borrower shall not establish or acquire any Subsidiary.

                 7.12. DEALINGS WITH AFFILIATES. The Borrower shall not enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Existence and performance of contracts, agreements and arrangements in existence as of the date hereof or proposed as of the date hereof and in any event set forth in Schedule 7.12; and

                 (b) Officers and employees of the Borrower may be compensated for services rendered in such capacity to the Borrower, provided that
         (i) such compensation is in good faith and on terms no less favorable to the Borrower than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person (ii) the board of directors of such Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve such compensation and (iii) such compensation to any officer or employee in any fiscal year shall not exceed $175,000.

                 7.13. CAPITAL EXPENDITURES. The Borrower shall not make any Capital Expenditures on or after the date hereof, except for Capital Expenditures not in excess of $2,000,000 in any fiscal year and except for Capital Expenditures funded entirely with the proceeds of the sale or other disposition of equipment in accordance with Section 7.10 hereof.

                 7.14. ISSUANCE OF EQUITY. The Borrower shall not issue any equity securities to the extent that such issuance would result in a Change of Control.

                 7.15. LIMITATIONS ON MODIFICATION OF CERTAIN AGREEMENTS AND INSTRUMENTS. The Borrower shall not amend, modify or supplement its articles of incorporation or by-laws (or similar constituent documents).

                 7.16. LIMITATION ON PAYMENTS AND MODIFICATION OF RESTRICTED INDEBTEDNESS. The Borrower shall not directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or make any payment (on account of principal, interest, premium or otherwise) of, or grant, or amend, modify or supplement any of the terms and conditions of, any Restricted Indebtedness, or, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

                 (a) The Borrower may pay principal of Subordinated Debt at the regularly scheduled maturity thereof, and may pay interest thereon when due, all to the extent consistent with the subordination provisions of such Subordinated Debt and the Subordination Agreement;

                 (b) The Borrower may amend, modify or supplement the terms of Restricted Indebtedness to extend the maturity or reduce the amount of any payment of principal thereof, or to reduce the rate or extend the date for payment of interest thereon, or to reduce the amount or extend the date for payment by the Borrower of any other amount payable in connection therewith, or to release any Lien provided or required to be provided by the Borrower to secure such Restricted Indebtedness, or to eliminate, waive or render less restrictive on the Borrower any covenant, term or condition (other than the subordination provisions) applicable to the Borrower; and

                 (c) The Borrower may use the proceeds of Permitted Aasche Subordinated Debt Refinancing Indebtedness to make the payments contemplated by the definition of that term.

                 7.17. LIMITATION ON OTHER RESTRICTIONS ON LIENS, TRANSFERS OR DISPOSITIONS. The Borrower shall not enter into, become or remain subject to any agreement or instrument to which the Borrower is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound containing provisions that would (i) prohibit, restrict or limit the grant or continuance of any Lien upon any of its properties (now owed or hereafter acquired) or (ii) prohibit, restrict or limit its ability to transfer or dispose of any of its properties (now owned or hereafter acquired), to require it to apply the proceeds of any such transfer disposition in a specified manner, except:

                 (a)  The Loan Documents:

                 (b)  The Subordinated Debt Documents; and

                 (c) (i) Restrictions pursuant to non-assignment provisions of any executory contract or of any lease by the Borrower as lessee, and
         (ii) restrictions on granting Liens on property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien to the extent in existence on the date hereof.

                 7.18. LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF THE LOAN DOCUMENTS, ETC. The Borrower shall not enter into, become or remain subject to any agreement or instrument to which the Borrower is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.

                                  ARTICLE VIII

                                    DEFAULTS

                 8.01. EVENTS OF DEFAULT. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                 (a) The Borrower shall fail to pay when due principal of any Loan.

                 (b) The Borrower shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of five Business Days.

                 (c) Any representation or warranty made or deemed made by the Borrower in or pursuant to or in connection with any Loan Document, or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by any the Borrower to the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                 (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII or any of the covenants contained in Sections 2.08, 2.14, 6.01(j)(i), 6.09, 6.10,
         6.12 or 6.14.

                 (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.01 (other than as referred to in subsection (j)(i) thereof) such default shall have continued for a period of 10 days and
         (ii) in the case of any other default such default shall have continued for a period of 30 days.

                 (f) A Cross-Default Event shall occur with respect to a Cross-Default Obligation; provided, that if such an event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if the Borrower directly or indirectly gave or agreed to give any consideration for such waiver or indulgence (including but not limited to a reduction in maturity, an increase in rates or the granting of collateral, but excluding reimbursement of out-of-pocket expenses and counsel fees). As used herein,

                          (i) "Cross-Default Event" means (A) the Borrower shall fail to make any payment when due under any Cross-Default Obligation and such failure shall have continued beyond any period of grace with respect thereto, or (B) a default, event of default, termination event or other similar event or condition (however described) shall occur or exist in respect of the Borrower under any agreement or instrument relating to any Cross-Default Obligation which has resulted in such Cross-Default Obligation becoming, or being capable of being declared, due and payable under such agreement or instrument before it would otherwise have been due and payable (or, in the case of an Interest Rate Hedging Agreement, which has resulted in such transaction becoming, or becoming capable of being, subject to early termination), or (C) an Event of Default under, and as defined in, the Subordinated Debt Agreement; and


                          (ii) "Cross-Default Obligation" means (A) any obligation (or set of related obligations), as principal or as guarantor or other surety, in respect of Indebtedness (including but not limited to obligations in respect of Indebtedness pursuant to the

                 Subordinated Debt Documents) in excess of $100,000 in the aggregate at any one time, and (B) any obligation under or in connection with any Interest Rate Hedging Agreement;

                 (g) One or more judgments for the payment of money shall have been entered against the Borrower, which judgment or judgments exceed $250,000 in the aggregate at any one time, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days.

                 (h) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $250,000 shall have been issued against the Borrower or any of its properties and shall have remained undischarged and unstayed for a period of 30 consecutive days.

                 (i) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition could have a Material Adverse Effect.

                 (j) Any Security Document shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any Security Document shall fail to be valid, enforceable and, with respect to any portion of the Collateral with an aggregate value at any one time in excess of $50,000, perfected Lien in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations, having the priority purported to be given such Lien under such Security Document.

                 (k) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or the Borrower shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower thereunder.

                 (l) Any term or provision of the subordination provisions contained in the Subordinated Debt Documents shall cease to be in full force and effect, or the Borrower, any holder of any Subordinated Debt (or any trustee or agent on behalf of such holders) shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest any term or provision of such subordination provisions.

                 (m) The Required Lenders shall have determined in good faith (which determination shall be conclusive) that an event or condition has occurred which could have a Material Adverse Effect.

                 (n) Any one or more Pension-Related Events referred to in subsection (a)(ii), (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other one or more other Pension- Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

                 (o) Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred in respect of the Borrower or any of its Environmental Affiliates, and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such events or conditions, individually or in the aggregate, could have a Material Adverse Effect: (i) any past or present violation of any Environmental Law by such Person, (ii) existence of any pending or threatened Environmental Claim against any such Person, or existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

                 (p) A Change of Control or a Change of Management shall have occurred.

                 (q) There shall occur a violation or termination of the Voting Trust Agreement, or any party to the Voting Trust Agreement shall attempt to repudiate or otherwise contest its obligations, or the rights of the Executive, thereunder.

                 (r) A proceeding shall have been instituted in respect of the Borrower

                          (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                          (ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 45 consecutive days.

                 (s) The Borrower shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(r)(i), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(r)(ii), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

                 8.02.  CONSEQUENCES OF AN EVENT OF DEFAULT.

                 (a) If an Event of Default specified in subsections (a) through (q) of Section 8.01 shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, the Issuing Bank may cease to issue Letters of Credit hereunder, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

                 (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including the obligation to cash collateralize outstanding Letters of Credit) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (b) If an Event of Default specified in subsection (r) or (s) of Section 8.01 shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, the Issuing Bank may cease to issue Letters of Credit hereunder and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including the obligation to cash collateralize outstanding Letters of Credit) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

          8.03. APPLICATION OF PROCEEDS. Subject to Section 3.01(g), after the occurrence of an Event of Default and acceleration of the Loans, any distributions made on account of Obligations under the Security Agreement and all other payments received on account of Obligations shall be applied by the Agent to payment of the Obligations in the following order:

                 First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such under the Loan Documents;

              Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts due to the Issuing Bank in its capacities as such, other than principal of and interest on Letter of Credit Reimbursement Obligations and accrued and unpaid Letter of Credit Fees;

              Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans, accrued and unpaid interest on Letter of Credit Unreimbursed Draws, and accrued and unpaid Letter of Credit Fees and Revolving Credit Commitment Fees, ratably amongst the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause "Third" due to them;

              Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Unreimbursed Draws, ratably amongst the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause "Fourth" due to them;

              Fifth, to payment of all other Obligations, ratably amongst the Agent and the Lenders in proportion to the respective amounts described in this clause "Fifth" due to them; and

              Finally, the balance, if any, after all of the Obligations have been paid in full in cash, all Commitments have terminated, and all Letters of Credit shall have terminated, to the Borrower or as otherwise required by law.


                                   ARTICLE IX

                                   THE AGENT

                 9.01. APPOINTMENT. Each Lender hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A., hereby agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10. Each Lender hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender hereby agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

                 9.02. GENERAL NATURE OF AGENT'S DUTIES. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan
Document:

                 (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                 (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

                 (c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents).

                 (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                 9.03. EXERCISE OF POWERS. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. The Agent shall not have any liability to any Person as a result of
(x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 9.04(a)).

                 9.04. GENERAL EXCULPATORY PROVISIONS. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan
Document:

                 (a) The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                 (b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower or any Lender to perform any of its respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any Collateral.

                 (c) The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(f), the existence of any Event of Default or Potential Default.

                 (d) The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

                 9.05.  ADMINISTRATION BY THE AGENT.

                 (a) The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                 (b) The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                 (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender, such matter may be established by a certificate of the Borrower or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                 (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                 (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

                 (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

                 9.06. LENDER NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                 9.07. INDEMNIFICATION. Each Lender agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

                 9.08. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lenders," "Issuing Bank," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make Loans to, issue Letters of Credit to, accept deposits from, acquire debt or equity interests in, enter into Interest Rate Hedging Agreements with, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                 9.09. HOLDERS OF NOTES. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

                 9.10. SUCCESSOR AGENT. The Agent may resign at any time by giving 10 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

                 9.11. ADDITIONAL AGENTS. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lenders, the Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-Agent or agent with respect to any part of the Collateral, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

                 9.12. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                 9.13. FUNDING BY AGENT. Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrower to be made that such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the rate or rates per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.

                 9.14. AGENT'S FEE. In the event that Mellon Bank, N.A. shall assign a portion of it Loans or commitments hereunder to any Person which is not an Affiliate of Mellon Bank, N.A., the

Borrower agrees to pay to the Agent, for its individual account, an Agent's fee of $25,000 per year, payable in advance beginning on the date of such assignment.

                                   ARTICLE X

                                 MISCELLANEOUS

                 10.01. HOLIDAYS. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                 10.02. RECORDS. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount and Term Loan Committed Amount, and the accrued and unpaid fees owing to the Agent and any Lender shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error. The unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error.

                 10.03. AMENDMENTS AND WAIVERS. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions, releasing any Collateral, or changing in any manner the rights and duties of the Borrower, the Agent or any Lender. Any such amendment, modification or supplement made by Borrower and the Agent in accordance with the provisions of this Section shall be binding upon the Borrower, each Lender and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such_amendment, modification_or supplement may be made which will:

                 (a) Increase the Revolving Credit Committed Amount or the Term Loan Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date or the Term Loan Maturity Date, without the written consent of each Lender affected thereby;

                 (b) Reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan, or reduce the rate of interest or extent the time for payment of interest borne by any Loan or Letter of Credit Reimbursement Obligation (other than as a result of waiving the applicability of any increase in interest rates applicable to overdue amounts), or extend the time for payment of or reduce the amount of any Revolving Credit Commitment Fee or Letter of Credit Fee, without the written consent of each Lender affected thereby;

                 (c) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for repayment by the Borrower or any Letter of Credit Unreimbursed Draw, without the written consent of each Lender;

                 (d)  Change the definition of "Required Lenders" or amend this
         Section 10.03, without the written consent of all the Lenders;

                 (e) Amend or waive any of the provisions of Article IX, or impose additional duties upon the Agent or otherwise adversely affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

                 (f) Amend or waive any of the provisions of Section 3.01, or impose any additional duties upon the Issuing Bank, or otherwise adversely affect the rights, interests or obligations of the Issuing Bank without the written consent of the Issuing Bank;

                 (g) Alter the priority of distributions set forth in Section 8.03, without the written consent of each Lender affected thereby; or

                 (h) Release any material portion of the Collateral, without the written consent of Supermajority Lenders;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

                 10.04. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                 10.05.  NOTICES.

                 (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing and shall be sent by nationally-recognized overnight courier, by telex or facsimile on a Business Day (with confirmation in writing sent by overnight courier for delivery the next Business Day), or by personal hand-delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to the Agent or any Lender shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile communication, or one Business Day after delivery to a nationally- recognized overnight courier.

                 (b) Any Lender giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                 (c) The Agent and each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and neither the Agent nor any Lender shall have any duty to verify the identity or authority of any Person giving such notice.

                 10.06.  EXPENSES; INDEMNITY.

                 (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save the Agent and each of the Lenders harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Agent or any Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of the Agent's Lien on any Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Collateral, including without limitation advances for storage, insurance premiums, transportation charges, taxes, filing fees and the like, (C) collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by the Agent or any Lender, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

                 (b) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by the Borrower or any Environmental Affiliate of the Borrower; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; any grant of Collateral; or any exercise by the Agent or any Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (b), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                 10.07. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                 10.08. PRIOR UNDERSTANDINGS. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including the Commitment Letter dated December 31, 1997; provided, however, that the Borrower's obligations to make the payments contemplated by the Fee Letter referred to in such commitment letter shall survive execution of this Agreement.

                 10.09. DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or in any other in the Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's right to borrow hereunder, and all other events or conditions whatever.

                 10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                 10.11. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                 10.12. SET-OFF. The Borrower hereby agrees that if any Obligation of the Borrower shall be due and payable (by acceleration or otherwise), the Agent and each Lender shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Obligation any obligation of any nature owing to the Borrower by the Agent or such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with the Agent or such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Agent or such Lender or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such obligation owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that the Agent or such Lender may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Agent or any Lender or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of the Agent or any Lender or any Participant shall have the same rights of set-off as a Lender as provided in this Section 10.12 (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this
Section 10.12 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which the Agent or any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                 10.13. SHARING OF COLLECTIONS. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower ratably to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                 10.14.  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

                 (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, all future holders of the Notes, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void.

                 (b) PARTICIPATIONS. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by
it); provided, that

                 (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                 (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                 (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

                 (iv) such Participant shall by accepting such Participation be bound by the provisions of Section 10.13.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.11, 2.12, 10.06 and 10.12 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                 (c) ASSIGNMENTS. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                 (i) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $5,000,000 of the Commitments and Loans then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Commitments and Loans then outstanding,

                 (ii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

                 (iii) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form attached hereto as Exhibit H, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

                 (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                 (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

                 (d) REGISTER. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) FINANCIAL AND OTHER INFORMATION. The Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrower and affiliates which has been or may be delivered to such Person by or on behalf of the

Borrower in connection with this Agreement or any other Loan Document or such Person's credit evaluation of the Borrower and affiliates. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                 (f) ASSIGNMENTS TO FEDERAL RESERVE BANK. Any Lender may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it, and any Note held by it to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from its obligations hereunder.

                 10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                 (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

                 (b)  CERTAIN WAIVERS.  THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                 (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                 (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                 (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                 (iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED
         LITIGATION.

                 (c) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                 IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

ATTEST:                                                     SPECIALTY TRANSPORTATION
                                                            SERVICES, INC., as Borrower

By     /s/ Leon Monachos                                   By      /s/ Gary I. Goldberg
  -------------------------------------------------           -----------------------------------------------------------
   Title:  VP-Finance                                          Title:  President

                                                            Address for Notices:

                                                            5979 McCasland Avenue
                                                            Portage, IN  46367

                                                            Attn:  Gary I. Goldberg

                                                            Telephone:  (219) 764-3636
                                                            Facsimile:   (219) 771-4929

                                                   MELLON BANK, N.A., individually and as Agent


                                                   By  /s/ David A. George
                                                     ---------------------
                                                       Name:
                                                       Title:

                                                   Initial Revolving Credit
                                                   Committed Amount:                             $5,000,000

                                                   Term Loan
                                                   Committed Amount:                            $18,000,000

                                                   Commitment Percentage:                              100%


                                                   Address for Notices:

                                                   Three Mellon Bank Center
                                                   Pittsburgh, PA  15259

                                                   Attn:  Loan Administration

                                                   Telephone:
                                                   Telecopier:

                                                   cc:  Mellon Bank, N.A.
                                                        Middle Market Banking Department
                                                        Two Mellon Bank Center
                                                        Pittsburgh, PA  15259

                                                   Domestic Lending Office:
                                                   Three Mellon Bank Center
                                                   Pittsburgh, PA  15259

                                                   Euro-Rate Lending Office:
                                                   Three Mellon Bank Center
                                                   Pittsburgh, PA  15259

                                                                    ANNEX A
                                                                       TO
                                                                CREDIT AGREEMENT


                                  DEFINITIONS

                 "Acquisition" shall mean the acquisition by the Borrower of the Target Business from JGT pursuant to the Acquisition Agreement.

                 "Acquisition Agreement" shall have the meaning set forth in
         Section 5.01(c).

                 "Acquisition Documents" shall have the meaning set forth in
         Section 5.01(c).

                 "Affected Lender" shall have the meaning set forth in Section 2.04(e).

                 "Affiliate" of a Person (the "Specified Person") shall mean
         (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a), and (c) for each individual who is an Affiliate of the Specified Person within the meaning of the foregoing clauses (a) or (b), any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual. For purposes of the preceding sentence, "control" of a Person means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (b) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).

                 "Applicable Lending Office" means, with respect to any Lender,
         (i) in the case of the Base Rate Portion of its Loans, its Domestic Lending Office and (ii) in the case of the Euro-Rate Portion of its Loans, its Euro- Rate Lending Office.

                 "Applicable Margin" shall have the meaning set forth in
         Section 2.04(b).

                  "Approved Lease Form" shall mean a form of lease which is satisfactory to the Agent and which, in any event, (i) does not provide for any obligation of the Borrower with respect to residual value (or the equivalent) of greater than 40% of original cost for tractors, 25% of original cost for trailers, a percentage of original cost reasonably satisfactory to the Agent in the case of tippers or 20% of original cost for other equipment and (ii) which has no event of default comprising a cross default (as opposed to a cross acceleration) and which has no representations, warranties, covenants or events of default or prepayment that relate to any other Person or that relate to the Borrower's operations or condition (financial or otherwise) generally (as opposed to those that relate solely to leased equipment). For avoidance of doubt, (x) defaults with respect to particular equipment under a master equipment lease agreement to which the Borrower is a party shall not be deemed to be cross defaults with respect to other equipment under the same master lease agreement and
         (y) adding additional schedules in form theretofore approved by the Agent to a master lease agreement theretofore approved by the Agent shall not require separate approval of the Agent.

                 "Asche Tractor Debt" shall mean a non-interest bearing payable of the Borrower to Asche Transfer, Inc. in an amount not exceeding $408,250 on account of the deferred purchase price in the Asche Tractor Debt Transaction, as to which no payments will or may be made to Asche Transfer, Inc. or any other Person until such time as the Borrower's Tangible Net Worth is equal to an amount equal to $650,000 plus 50% of the sum of Net Income (not to be reduced by losses) for each fiscal quarter during the period from the Closing Date through and including the last day of the then most recently completed fiscal quarter, and as to which no such payment will or may be made if the making of such payment would result in an Event of Default or would reduce the Borrower's Tangible Net Worth below an amount equal to $650,000 plus 50% of the sum of Net Income (not to be reduced by losses) for each fiscal quarter (or, in the case of the first quarter of 1998, part thereof) during the period from the Closing Date through and including the last day of the then most recently completed fiscal quarter.

                 "Asche Tractor Debt Transaction" shall mean the purchase by the Borrower from Asche Transfer, Inc., of 12 power units (tractors) for an aggregate purchase price not exceeding $408,250 and the assumption by the Borrower of purchase money indebtedness of Asche Transfer, Inc. relating thereto in an amount not exceeding $11,775, which purchase price shall be deferred in full by incurrence of the Asche Tractor Debt.

                 "Assured Obligation" shall have the meaning set forth in the definition of "Guaranty Equivalent."

                 "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day or (b) .50% plus the Federal Funds Effective Rate for such day.

                 "Base Rate Option" shall have the meaning set forth in Section 2.04(a).

                 "Base Rate Payment Date" shall mean the first day of each calendar month.

                 "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.10(c)(ii). If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                 "Borrowing Base" shall have the meaning set forth in Section 2.14.

                 "Borrowing Base Certificate" shall have the meaning set forth in Section 2.14(e).

                 "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Agent's Office.

                 "Calculation Period" for the last day of any fiscal quarter shall mean (a) for June 30, 1998, September 30, 1998 and December 31, 1998, the period from the Closing Date through such date and (b) for each last day of a fiscal quarter thereafter, the period of four consecutive fiscal quarters ending on such last day.

                 "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

                 "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                 "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of six months from the date of acquisition, (b) commercial paper maturing not in excess of six months from the date of acquisition and rated "P-1" by Moody's Investors Service or "A-1" by Standard & Poor's Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $1,000,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause
         (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of six months from the date of acquisition, or
         (ii) repurchase obligations with a term of not more than seven days for underlying securities of the type referred to in clause (a) above.

                 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

                 "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

                 "Change of Control" shall mean that at any time the Executive shall not have the sole right to vote, pursuant to the Voting Trust Agreement, at least 51% of the shares of the capital stock of the Borrower (assuming for purposes of such calculation that all then-outstanding options, warrants, conversion rights or other rights held by any Person other than the Executive which may in any circumstances give such other Person the right to acquire shares of capital stock are exercised at such time by such other Person (so that all shares of capital stock potentially issuable pursuant to such rights shall be deemed outstanding and held by such other Person for purposes of such calculation), regardless of whether such rights are in fact then exercisable or whether any conditions to such exercise are then met). Notwithstanding the foregoing, a "Change of Control" shall not have occurred if, after a "Voting Change Event" (as defined in the Voting Trust Agreement) has occurred, the Subordinated Debt Lender shall have the right to vote all shares of the capital stock of the Borrower.

                 "Change of Management" shall mean at any time the Executive shall, for any reason (voluntarily or involuntarily, including without limitation death, disability or termination from employment with the Borrower) cease to serve as chief executive officer and chief operating officer of the Borrower, having duties and responsibilities substantially similar to those held by him on the date hereof.

                 "Closing Date" shall mean January 30, 1998.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                 "Collateral" shall have the meaning set forth in the Security Agreement.

                 "Commitments" of a Lender shall mean the Revolving Credit Commitment and the Term Loan Commitment of such Lender.

                 "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 10.14.

                 "Compliance Certificate" shall have the meaning set forth in
         Section 6.01(d).

                 "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

              "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Euro-Rate Lending Office or by a Lender through a Euro-Rate Lending Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

                 "Credit Facility Exposure" for any Lender at any time shall mean the sum at such time of the aggregate outstanding principal amount of such Lender's Term Loans plus such Lender's Revolving Credit Exposure.

                 "Cross Default Event" shall have the meaning set forth in
         Section 8.01(f)(i).

                 "Cross Default Obligation" shall have the meaning set forth in
         Section 8.01(f)(ii).

                 "Deemed Value" shall have the meaning set forth in Section 2.14(c).

                 "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                 "Domestic Lending Office" shall mean, as to each Lender, its office located at its address set forth on the signature pages hereto, or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

                 "EBIT" for any period, with respect to the Borrower, shall mean (a) Net Income for such period, plus (b) Interest Expense for such period, plus (c) charges against income for foreign, federal, state and local income taxes for such period, minus (d) extraordinary gains to the extent included in determining such Net Income for such period, all as determined in accordance with GAAP.

                 "EBITDA" for any period, with respect to the Borrower, shall mean (a) EBIT for such period, plus (b) depreciation expense for such period, plus (c) amortization expense for such period, all as determined in accordance with GAAP.

                 "Eligible Receivables" shall have the meaning set forth in
         Section 2.14(b).

                 "Employment Agreement" shall have the meaning set forth in
         Section 5.01(c)(viii).

                 "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

                 "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

                 "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

                 "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

                 "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law),
         (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

                 "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                 "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to
         1.00 minus the Euro-Rate Reserve Percentage.

                 "Euro-Rate Funding Period" shall have the meaning set forth in
         Section 2.04(c).

                 "Euro-Rate Lending Office" shall mean, as to each Lender, its office, branch or affiliate located at its address set forth on the signature pages hereto, or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Rate Lending Office by notice to the Borrower and the Agent.

                 "Euro-Rate Option" shall have the meaning set forth in Section 2.04(a).

                 "Euro-Rate Payment Date" shall mean (a) the last day of the applicable Funding Period and (b) if the applicable Funding Period exceeds 30 days, also at intervals of 30 days after the first day of such Funding Period.

                 "Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.10(c)(i). If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

                 "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage.
         The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

                 "Event of Default" shall mean any of the Events of Default described in Section 8.01.

                 "Excess Cash Flow" for any period, with respect to the Borrower, shall mean (a) EBITDA for such period, minus (b) Interest Expense for such period, minus (c) charges against income for foreign, federal, state and local taxes for such period, minus (d) the aggregate principal amount of the Term Loans paid during such period, minus (e) Capital Expenditures for such period, all as determined in accordance with GAAP.

                 "Executive" shall mean Gary I. Goldberg, an individual currently residing at 7418 Oak Avenue, Gary IN 46403.

                 "Existing Credit Agreement" shall mean that certain Loan Agreement, dated December 1, 1995, between Mellon Bank, N.A. and Jack Gray Transport, Inc.

                 "Existing Qualified Collateral" shall have the meaning set forth in Section 2.14(d).

                 "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds

         Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                 "Fee Deeds of Trust" shall have the meaning set forth in
         Section 5.01(b).

                 "Fee Mortgages" shall have the meaning set forth in Section 5.01(b).

                 "Fixed Charges" for any period, with respect to the Borrower, shall mean the (a) Interest Expense for such period, plus (b) scheduled principal payments with respect to any outstanding Indebtedness for such period, plus (c) charges against income for foreign, federal, state and local taxes for such period, plus (or minus) (d) any net increase (or decrease) in deferred taxes for such period, plus (e) dividends paid in respect of preferred stock or common stock during such period, plus (f) Rental Expense for such period, plus (g) management fees paid to the Investor and to the Subordinated Debt Lender for such period, all as determined in accordance with GAAP.

                 "Fixed Charges Coverage Ratio" for any period shall mean (a)
         (i) EBITDA for such period, plus (ii) Rental Expense for such period, minus (iii) Capital Expenditures for such period, divided by (b) Fixed Charges for such period, all as determined in accordance with GAAP.

                 "Funding Periods" shall have the meaning set forth in Section 2.04(c).

                 "Funding Segment" of the Euro-Rate Portion of the Revolving Credit Loans or the Term Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

                 "GAAP" shall have the meaning set forth in Section 1.03.

                 "Governmental Action" shall have the meaning set forth in
         Section 4.04.

                 "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                 "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation other than endorsements of instruments in the ordinary course of business. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Principal to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services,
         (d) in a transaction having the characteristics of a take- or-pay or throughput contract or as described in paragraph 6 of

         FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

                 "Indebtedness" of a Person shall mean the following (without duplication): (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and on terms customary in the trade; (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (e) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (f) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (g) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; and (h) all obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement; provided, however, that for purposes of Section 7.01 hereof the Asche Tractor Debt shall be deemed not to be Indebtedness.

                 "Indemnified Parties" shall mean the Agent, the Lenders, their respective affiliates, and the directors, officer, employees, attorneys and agents of each of the foregoing.

                 "Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a).

                 "Interest Coverage Ratio" for any period shall mean (a) EBITDA for such period, divided by (b) Interest Expense for such period.

                 "Interest Expense" for any period shall mean the total interest expense of the Borrower for such period which the Borrower was obligated to pay determined in accordance with GAAP.

                 "Interest Rate Hedging Agreement" shall mean an interest rate swap, cap or collar agreement.

                 "Investor" shall mean Aasche Transportation Services, Inc.

                 "Issuing Bank" shall mean Mellon Bank, N.A.

                 "JGT" shall mean Jack Gray Transport, Inc.

                 "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                 "Leasehold Mortgages," if any, shall have the meaning set forth in Section 6.16.

                 "Leasehold Deeds of Trust," if any, shall have the meaning set forth in Section 6.16.

                 "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 pertaining to Persons becoming or ceasing to be Lenders.

                 "Letter of Credit" shall mean any letter of credit outstanding under this Agreement from time to time.

                 "Letter of Credit Application" shall have the meaning given that term in Section 3.01(b)(i).

                 "Letter of Credit Collateral Account" shall have the meaning given that term in the Security Agreement.

                 "Letter of Credit Commitment" shall have the meaning given that term in Section 3.01(a)(i).

                 "Letter of Credit Exposure" at any time shall mean the sum of
         (a) the aggregate Letter of Credit Unreimbursed Draws at such time and
         (b) the aggregate Letter of Credit Undrawn Availability at such time.

                 "Letter of Credit Fee" shall have the meaning given that term in Section 3.01(a)(iv).

                 "Letter of Credit Fee Rate" shall have the meaning given that term in Section 3.01(a)(iv).

                 "Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.01(c)(i).

                 "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

                 "Letter of Credit Undrawn Availability" with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

                 "Letter of Credit Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the issuer under such Letter of Credit, to the extent not repaid by the Borrower.

                 "Level," "Level I," "Level II," and "Level III" shall have the meanings set forth in Annex B.

                 "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                 "Loan" shall mean any loan by a Lender to the Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

                 "Loan Documents" shall mean this Agreement, the Notes, the Transfer Supplements and the Security Documents, and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

                 "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

                 "Management Agreement" shall have the meaning set forth in
         Section 5.01(c).

                 "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower, (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of the Agent or any Lender to enforce any rights or remedies under or in connection with any Loan Document.

                 "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any Controlled Group Member has or had an obligation to contribute.

                 "Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower for such period determined in accordance with GAAP.

                 "Net Proceeds" shall mean, with respect to any Reduction Event, an amount equal to the gross cash proceeds received by the Borrower in respect of such Reduction Event, less (a) any fees, costs and expenses reasonably incurred by such Person in respect of such Reduction Event and (b) if such Reduction Event is a Reduction Event Asset Sale, (i) payments made to retire obligations (other than to the Borrower) that are secured by the properties that are the subject of such Reduction Event Asset Sale, and (ii) any taxes actually paid or estimated in good faith by a senior financial officer of the Borrower (giving effect to the overall tax position of the Borrower) by such Person in respect of such Reduction Event Asset Sale.

                 "Net Value" shall have the meaning set forth in Section
         2.14(b).

                 "New Qualified Collateral" shall have the meaning set forth in
         Section 2.14(c).

                 "Note" or "Notes" shall mean the Revolving Credit Note(s) or the Term Loan Note(s), as the case may be, of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or part.

                 "Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, fees, indemnities or expenses under this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

                 "Office," when used in connection with the Agent, shall mean its office located at Three Mellon Bank Center, Pittsburgh, Pennsylvania 15259, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

                 "Option" shall mean the Base Rate Option or the Euro-Rate Option, as the case may be.

                 "Orderly Liquidation Value" shall have the meaning set forth in Section 2.14(d).

                 "Other Taxes" shall have the meaning set forth in Section 2.12(b).

                 "Participants" shall have the meaning set forth in Section 10.14(b).

                 "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                 "Pension-Related Event" shall mean any of the following events or conditions:

                          (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to
                 Section 4042 of ERISA;

                          (b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                          (c) Any Reportable Event occurs with respect to a Plan;

                          (d) Any action occurs or is taken which could result in the Borrower becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

                          (e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.


                 "Permitted Aasche Subordinated Debt Refinancing Indebtedness" shall mean Indebtedness payable to Aasche (and to no other Person) which meets, to the satisfaction of the Agent, all of the following requirements: (i) all of the proceeds of the issuance of such Indebtedness are cash in an amount not less than the principal amount of such Indebtedness and are used to pay in full (including any premium and accrued interest) all Subordinated Debt and to purchase all warrants granted to the Subordinated Debt Lender on the Closing Date and all shares of stock, if any, which shall have been theretofore issued upon exercise of such warrants and all shares of stock which have been or are being "put" to the Borrower at the time of such payment; (ii) no pledge of any of the Borrower's capital stock may be made to any Person after the incurrence of such Indebtedness;
         (iii) neither the final maturity nor any interim maturity of any portion of such Indebtedness shall be earlier than June 30, 2003; (iv) such Indebtedness shall be unsecured, shall be evidenced solely by a promissory note and shall not have the benefit of any covenants or events of default; (v) such Indebtedness shall be subordinated to the Obligations to the same extent that the Subordinated Indebtedness is as of the Closing Date; (v) the interest rate on such Indebtedness for each day shall not exceed the interest rate payable on the Subordinated Debt, and interest on such Indebtedness shall accrue, but not be payable or paid, until the Obligations shall have been paid in full; and (vi) all documentation with respect to such Indebtedness shall be in form and substance reasonably satisfactory to the Agent.

                 "Permitted Liens" shall have the meaning set forth in Section 7.02.

                 "Person" shall mean an individual, corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                 "Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower or any Controlled Group Member.

                 "Portion" shall mean the Base Rate Portion or the Euro-Rate Portion, as the case may be.

                 "Postretirement Benefits" shall mean any benefits, other than retirement income, provided by the Borrower to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

                 "Postretirement Benefit Obligation" shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by the Borrower which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of the Borrower and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

                 "Potential Default" shall mean any event or condition which with notice, passage of time (as such) or a determination by the Lender, or any combination of the foregoing, would constitute an Event of Default.

                 "Pricing Grid" shall mean the pricing grid set forth in Annex
         B.

                 "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

                 "Pro Rata" shall mean from or to each Lender in proportion to its Commitment Percentage.

                 "Purchasing Lender" shall have the meaning set forth in
         Section 10.14(c).

                 "Qualified Collateral" shall mean trucks, tractors, trailers, tippers and loaders owned by the Borrower and used in the Borrower's business, and other equipment owned by the Borrower and used in the Borrower's business, which meet the specifications established by the Agent in its reasonable discretion from time to time. In no event, however, shall the Qualified Collateral be deemed to include any of the Borrower's (a) motor vehicles or equipment that is not in good condition or usable in the ordinary course of the Borrower's business;
         (b) motor vehicles or equipment with respect to which the Agent (on behalf of itself and the Lenders) does not have a first and valid, fully perfected security interest and possession of the motor vehicle certificates of title therefor; or (c) motor vehicles or equipment which is not, at the time it is submitted by the Borrower for advances of Loans, listed and described on the most recent Borrowing Base Certificate.

                 "Quarterly Payment Date" shall mean the last day of each March, June, September and December after the date hereof.

                 "Reduction Event," "Reduction Event Application Amount," "Reduction Event Date" and "Reduction Event Asset Sale" shall have the meanings given those terms in Section 2.08(b).

                 "Register" shall have the meaning set forth in Section
        10.14(d).

                 "Relevant Date" shall have the meaning set forth in Section 1.03(a).

                 "Rental Expense" for any period shall mean aggregate rent and lease payments made by the Borrower pursuant to operating leases for such period determined in accordance with GAAP.

                 "Reportable Event" means (i) a reportable event described in
         Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in
         Section 4068(f) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

                 "Required Lenders" shall mean, as of any date, Lenders which have made Loans constituting, in the aggregate, at least 51% in principal amount of Loans outstanding on such date or, if no Loans are outstanding on such date, Lenders which have Commitments constituting, in the aggregate, at least 51% of the total Commitments of all the Lenders.

                 "Responsible Officer" of any Person shall mean the President, Chief Financial Officer, Treasurer or any Vice President of such Person.

                 "Restricted Indebtedness" shall mean Indebtedness incurred by the Borrower pursuant to the Subordinated Debt Agreement and the other Subordinated Debt Documents.

                 "Revolving Credit Commitment" shall have the meaning set forth in Section 2.01(a).

                 "Revolving Credit Commitment Fee" shall have the meaning set forth in Section 2.01(e).

                 "Revolving Credit Commitment Fee Percentage" shall have the meaning set forth in Section 2.01(a).

                 "Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a).

                 "Revolving Credit Exposure" of any Lender at any time shall mean the sum at such time of the aggregate outstanding principal amount of such Lender's Revolving Credit Loans plus such Lender's Pro Rata share of the aggregate Letter of Credit Exposure.

                 "Revolving Credit Loans" shall have the meaning set forth in
         Section 2.01(a).

                 "Revolving Credit Maturity Date" shall mean December 31, 2000.

                 "Revolving Credit Note" shall mean the promissory note of the Borrower executed and delivered under Section 2.01(c), any promissory note issued in substitution therefor pursuant to Sections 2.11(b) or 10.14(c), together with all extensions, renewals, refinancings or refundings thereof in whole or part.

                 "Security Agreement" shall have the meaning set forth in
         Section 5.01(b).

                 "Security Documents" shall mean the Security Agreement, the Fee Mortgages, the Fee Deeds of Trust, the Leasehold Mortgages, the Leasehold Deeds of Trust and any other agreements or instruments from time to time to time granting or purporting to grant the Agent a Lien in any property for the benefit of the Lenders and the Agent to secure the Obligations, or constituting a Guaranty Equivalent for the Obligations, or subordinating to the Obligations, in each case as the same may be amended from time to time.

                 "September 1997 Financial Statements" shall have the meaning set forth in Section 4.07.

                 "Solvent" means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

                 "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                          (a)  On the same Business Day in the case of
                 selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                          (b) At least three London Business Days in advance in the case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

         Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                 "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

                 "Stockholders' Agreement" shall have the meaning set forth in
         Section 5.01(c).

                 "Subordinated Debt" shall mean Indebtedness of the Borrower pursuant to the Subordinated Debt Agreement and the other Subordinated Debt Documents.

                 "Subordinated Debt Agreement" shall have the meaning set forth in Section 5.01(c).

                 "Subordinated Debt Documents" shall have the meaning set forth in Section 5.01(c).

                 "Subordinated Debt Lender" shall mean American Capital Strategies, Ltd.

                 "Subordination Agreement" shall have the meaning set forth in
         Section 5.01(c).

                 "Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

                 "Supermajority Lenders" shall mean, as of any date, Lenders which have made Loans constituting, in the aggregate, at least 75% in principal amount of Loans outstanding on such date or, if no Loans are outstanding on such date, Lenders which have Commitments constituting, in the aggregate, at least 75% of the total Commitments of all the Lenders.

                 "Tangible Net Worth" at any time shall mean the total amount of stockholders' equity of the Borrower at such time determined in accordance with GAAP, except that there shall be deducted therefrom the book value of all intangible assets and deferred charges of the Borrower at such time determined in accordance with GAAP and except that there shall be added thereto the outstanding amount of the Asche Tractor Debt.

                 "Target Business" shall mean the municipal and solid waste transport business of JGT to be acquired by the Borrower pursuant to the Acquisition Agreement.

                 "Taxes" shall have the meaning set forth in Section 2.12.

                 "Term Loan" shall have the meaning set forth in Section 2.02, and "Term Loans" shall mean the Term Loans of the Lenders collectively.

                 "Term Loan Commitment" shall have the meaning set forth in
         Section 2.04(a).

                 "Term Loan Committed Amount" shall have the meaning set forth in Section 2.02(a).

                 "Term Loan Maturity Date" shall mean December 31, 2002.

                 "Term Loan Note" shall mean the promissory note of the Borrower executed and delivered under Section 2.02(c), or any promissory note issued in substitution therefor pursuant to Sections 2.11(b) or 10.14(c), together with all extensions, renewals, refinancings or refundings thereof in whole or part.

                 "Total Leverage Ratio" for any period shall mean (a) the sum of (i) aggregate Indebtedness of the Borrower on the last day of such period plus (ii) an amount equal to Rental Expense for such period multiplied by four, divided by (b) the sum of EBITDA for such period plus Rental Expense for such period, all as determined in accordance with GAAP; provided, that in calculating the Total Leverage Ratio as of June 30, 1998, September 30, 1998 and December 31, 1998, EBITDA and Rental Expense for the applicable Calculation Period shall be multiplied by the reciprocal of a fraction, the numerator of which fraction is the number of months then completed after the Closing Date and the denominator of which fraction is 12..

                 "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

                 "Transfer Supplement" shall have the meaning set forth in
         Section 10.14(c).

                 "Voting Trust Agreement" shall have the meaning set forth in
         Section 5.01(c).

                                                                   ANNEX B TO
                                                                CREDIT AGREEMENT


                                  PRICING GRID

-----------------------------------------------------------------------------------------------------------------------------
               REVOLVING CREDIT    REVOLVING CREDIT     TERM LOAN EURO-     TERM LOAN BASE       REVOLVING CREDIT LOAN
  LEVEL         LOAN EURO-RATE      LOAN BASE RATE           RATE                RATE          COMMITMENT FEE PERCENTAGE
-----------------------------------------------------------------------------------------------------------------------------
Level I              2.75                 0                  3.00                0.25                    0.500
-----------------------------------------------------------------------------------------------------------------------------
Level II             2.25                 0                  2.50                  0                     0.375
-----------------------------------------------------------------------------------------------------------------------------
Level III            1.75                 0                  2.00                  0                     0.250
-----------------------------------------------------------------------------------------------------------------------------


                 "Level" shall mean, on any date, whichever of Level 1, Level II or Level III applies on such date. For the period from the Closing Date to and including the date which is one year after the Closing Date, the Borrower shall be deemed to be in Level I Status. Thereafter, subject to the other provisions of this definition, (i) following the end of each fiscal quarter of the Borrower, the Borrower shall prepare and deliver to the Agent in accordance with Section 6.01(d) a Compliance Certificate, duly completed and signed by a Responsible Officer, computing the Total Leverage Ratio as of the last day of such fiscal quarter, and (ii) the Level corresponding to the Total Leverage Ratio shall take effect on the first day of the month following the month in which the Agent receives such Compliance Certificate, and such Level shall continue in effect until reset (in accordance with this definition). In the event that a Compliance Certificate is not received when it is required to be delivered under Section 6.01(d), then, without limiting any other rights and remedies of the Agent and the Lenders, the Borrower shall be deemed to be in Level I for the period from and including the first day of the month following the month in which such Compliance Certificate was required to be delivered to and including the fifth day after the date on which such Compliance Certificate is received by the Agent. Notwithstanding anything to the contrary in this definition, the Borrower shall be deemed to be in Level I each day on which an Event of Default has occurred and is continuing.

                 "Level I" shall mean, on any date, the Total Leverage Ratio for such date is greater than 2.75.

                 "Level II" shall mean, on any date, the Total Leverage Ratio for such date is less than or equal to 2.75, but greater than or equal to 2.00.

                 "Level III" shall mean, on any date, the Total Leverage Ratio for such date is less than 2.00.